                                                                   EXHIBIT 10.31

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                                CREDIT AGREEMENT

                                    - AMONG -

                                CUNO INCORPORATED
                                   AS BORROWER

                                     - AND -

                            THE LENDERS PARTY HERETO

                                       AND

                       HSBC BANK USA, NATIONAL ASSOCIATION
                      AS ADMINISTRATIVE AGENT AND ARRANGER

                                       AND

                 FLEET NATIONAL BANK, A BANK OF AMERICA COMPANY
                              AS SYNDICATION AGENT

                                       AND

                                  SUNTRUST BANK
                             AS DOCUMENTATION AGENT

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                                                     DATED: AS OF AUGUST 2, 2004

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                                TABLE OF CONTENTS

                                                                                             PAGE
                                                                                             ----
ARTICLE I. DEFINITIONS...................................................................      2
           1.1       DEFINITIONS.........................................................      2
           1.2       ACCOUNTING TERMS....................................................     20

ARTICLE II. THE CREDIT...................................................................     20
           2.1       THE REVOLVING CREDIT................................................     20
           2.2       THE REVOLVING NOTES.................................................     21
           2.3       SWINGLINE LOANS.....................................................     21
           2.4       LETTERS OF CREDIT...................................................     23
           2.5       FUNDING OF BORROWINGS...............................................     29
           2.6       INTEREST............................................................     29
           2.7       PRICING GRID........................................................     31
           2.8       CHARGE TO ACCOUNT...................................................     31
           2.9       PREPAYMENTS.........................................................     32
           2.10      USE OF PROCEEDS.....................................................     32
           2.11      SPECIAL PROVISIONS GOVERNING LIBOR LOANS - INCREASED COSTS..........     33
           2.12      REQUIRED TERMINATION AND REPAYMENT OF LIBOR LOANS...................     34
           2.13      TAXES...............................................................     34
           2.14      COMMITMENT FEE......................................................     35
           2.15      REVOLVING LOAN COMMITMENT TERMINATION AND REDUCTION.................     35
           2.16      PAYMENTS............................................................     36
           2.17      PAYMENTS WITH RESPECT TO DEFAULTING LENDERS.........................     36
           2.18      UPFRONT FEES........................................................     36
           2.19      ADMINISTRATIVE AGENT FEES...........................................     36
           2.20      SUBSTITUTION OF LENDER..............................................     37
           2.21      YIELD PROTECTION....................................................     37
           2.22      CHANGES IN CAPITAL ADEQUACY REGULATIONS.............................     38
           2.23      LENDER STATEMENTS; SURVIVAL OF INDEMNITY............................     38

ARTICLE III. CONDITIONS TO THE CREDIT....................................................     39
           3.1       PRE-CLOSING CONDITIONS AND DELIVERIES...............................     39
           3.2       POST-MERGER CONDITIONS AND DELIVERIES...............................     41
           3.3       SUBSEQUENT EXTENSIONS OF CREDIT.....................................     42

ARTICLE IV. REPRESENTATIONS AND WARRANTIES...............................................     42
           4.1       GOOD STANDING AND AUTHORITY.........................................     42
           4.2       VALID AND BINDING OBLIGATION........................................     42
           4.3       GOOD TITLE..........................................................     43
           4.4       NO PENDING LITIGATION...............................................     43
           4.5       NO CONSENT OR FILING................................................     43

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
           4.6       NO VIOLATIONS.......................................................     43
           4.7       FINANCIAL STATEMENTS................................................     44
           4.8       TAX RETURNS.........................................................     44
           4.9       SUBSIDIARIES AND AUTHORIZED SHARES..................................     44
           4.10      ERISA MATTERS.......................................................     44
           4.11      LICENSES, PERMITS AND APPROVALS.....................................     45
           4.12      ENVIRONMENTAL MATTERS...............................................     45
           4.13      MERGER AGREEMENT REPRESENTATIONS....................................     45
           4.14      ANTI-TERRORISM LAWS.................................................     46
           4.15      LABOR AND EMPLOYMENT................................................     47
           4.16      INVESTMENT AND HOLDING COMPANY STATUS...............................     47
           4.17      FEDERAL RESERVE REGULATIONS.........................................     47
           4.18      SOLVENCY............................................................     47
           4.19      BURDENSOME OBLIGATIONS..............................................     47
           4.20      INTELLECTUAL PROPERTY...............................................     47
           4.21      ACCURACY OF INFORMATION, ETC........................................     48

ARTICLE V. AFFIRMATIVE COVENANTS.........................................................     48
           5.1       PAYMENTS............................................................     48
           5.2       FUTURE FINANCIAL STATEMENTS.........................................     48
           5.3       NOTICE..............................................................     49
           5.4       TAXES...............................................................     49
           5.5       INSURANCE...........................................................     50
           5.6       LITIGATION..........................................................     50
           5.7       CORPORATE STANDING..................................................     50
           5.8       INSPECTION; BOOKS AND RECORDS.......................................     50
           5.9       COMPLIANCE WITH LAW.................................................     51
           5.10      PENSION REPORT......................................................     51
           5.11      ENVIRONMENTAL COMPLIANCE............................................     51
           5.12      POST-CLOSING MATTERS................................................     52
           5.13      ADDITIONAL GUARANTEES...............................................     52

ARTICLE VI. NEGATIVE COVENANTS...........................................................     52
           6.1       BORROWED MONEY......................................................     52
           6.2       ENCUMBRANCES........................................................     52
           6.3       GUARANTIES..........................................................     52
           6.4       SALE OF ASSETS......................................................     52
           6.5       EQUITY INTERESTS IN SUBSIDIARIES....................................     53
           6.6       INVESTMENTS AND LOANS...............................................     53
           6.7       CONSOLIDATIONS, MERGER AND FUNDAMENTAL CHANGES......................     53
           6.8       RESTRICTED PAYMENTS.................................................     53
           6.9       AMENDMENTS AND PAYMENT OF CERTAIN DEBT..............................     53
           6.10      BUSINESS OPERATIONS.................................................     53
           6.11      CHANGE FISCAL YEAR..................................................     53

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
           6.12      TRANSACTIONS WITH AFFILIATES........................................     53
           6.13      RESTRICTIVE AGREEMENTS..............................................     53
           6.14      MINIMUM FIXED CHARGE COVERAGE RATIO.................................     54
           6.15      MINIMUM CONSOLIDATED NET WORTH......................................     54
           6.16      MAXIMUM TOTAL DEBT-TO-EBITDA RATIO..................................     54
           6.17      AMENDMENT OF MATERIAL CONTRACTS.....................................     54

ARTICLE VII. EVENTS OF DEFAULT...........................................................     55
           7.1       EVENTS OF DEFAULT...................................................     55
           7.2       EFFECTS OF AN EVENT OF DEFAULT......................................     57
           7.3       REMEDIES............................................................     57

ARTICLE VIII. EXPENSES...................................................................     58
           8.1       EXPENSES............................................................     58
           8.2       INDEMNIFICATION.....................................................     58

ARTICLE IX. THE AGENTS...................................................................     59
           9.1       APPOINTMENT AND AUTHORIZATION.......................................     59
           9.2       WAIVER OF LIABILITY OF ADMINISTRATIVE AGENT AND ISSUING BANK........     59
           9.3       NOTE HOLDERS........................................................     60
           9.4       CONSULTATION WITH COUNSEL...........................................     60
           9.5       DOCUMENTS...........................................................     61
           9.6       ADMINISTRATIVE AGENT AND AFFILIATES.................................     61
           9.7       KNOWLEDGE OF DEFAULT................................................     61
           9.8       ENFORCEMENT.........................................................     61
           9.9       ACTION BY ADMINISTRATIVE AGENT......................................     61
           9.10      NOTICES, DEFAULTS, ETC..............................................     61
           9.11      INDEMNIFICATION OF ADMINISTRATIVE AGENT.............................     62
           9.12      SUCCESSOR ADMINISTRATIVE AGENT......................................     62
           9.13      LENDERS' INDEPENDENT INVESTIGATION..................................     62
           9.14      AMENDMENTS, CONSENTS................................................     63
           9.15      FUNDING BY ADMINISTRATIVE AGENT.....................................     63
           9.16      SHARING OF PAYMENTS.................................................     64
           9.17      PAYMENT TO LENDERS..................................................     64
           9.18      BENEFIT OF ARTICLE IX...............................................     64
           9.19      TAX WITHHOLDING CLAUSE..............................................     64

ARTICLE X. MISCELLANEOUS.................................................................     65
           10.1      AMENDMENTS AND WAIVERS..............................................     65
           10.2      DELAYS AND OMISSIONS................................................     65
           10.3      ASSIGNMENTS/PARTICIPATIONS..........................................     66
           10.4      SUCCESSORS AND ASSIGNS..............................................     67
           10.5      NOTICES.............................................................     67
           10.6      GOVERNING LAW.......................................................     68

           10.7      COUNTERPARTS........................................................     68
           10.8      TITLES..............................................................     68
           10.9      INCONSISTENT PROVISIONS.............................................     68
           10.10     COURSE OF DEALING...................................................     69
           10.11     USA PATRIOT ACT.....................................................     69
           10.12     CONSENT TO JURISDICTION.............................................     69
           10.13     JURY TRIAL WAIVER...................................................     69

EXHIBIT A     -  REVOLVING NOTE

EXHIBIT B     -  SWINGLINE NOTE

EXHIBIT C     -  REQUEST CERTIFICATE

EXHIBIT D     -  COMPLIANCE CERTIFICATE

SCHEDULE 1    -  PENSION PLANS

SCHEDULE 2.1  -  LENDERS' COMMITMENTS

SCHEDULE 2.7  -  PRICING GRID

SCHEDULE 4.4  -  PENDING LITIGATION

SCHEDULE 4.9  -  AUTHORIZED SHARES

SCHEDULE 4.15 -  LABOR CONTRACTS

SCHEDULE 6.1  -  PERMITTED INDEBTEDNESS

SCHEDULE 6.2  -  PERMITTED ENCUMBRANCES

SCHEDULE 6.3  -  PERMITTED GUARANTIES

SCHEDULE 6.13 -  RESTRICTIVE AGREEMENTS

                                   WITNESSETH

            CREDIT AGREEMENT dated as of August 2, 2004 ("Agreement") among CUNO INCORPORATED, a Delaware Corporation with its principal place of business at 400 Research Parkway, Meriden, Connecticut 06450 ("Borrower"), the several banks and other financial institutions from time to time parties to this Agreement (individually, a "Lender" and collectively, the "Lenders") and HSBC BANK USA, NATIONAL ASSOCIATION, a bank organized under the laws of the United States of America, with an office at 17 South Broadway, Nyack, New York 10960 as Administrative Agent for the Lenders and as the Arranger, FLEET NATIONAL BANK, A BANK OF AMERICA COMPANY, a national banking association as Syndication Agent, and SUNTRUST BANK, a Georgia banking corporation as Documentation Agent.

                                   BACKGROUND

            WHEREAS, WTC Industries, Inc., a Delaware corporation ("WTC") owns all of the outstanding stock of its operating subsidiary PentaPure, Incorporated, a Minnesota corporation ("PPI");

            WHEREAS, WTC, Borrower and Minnie Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Borrower ("Acquisition Sub") have entered into an Agreement and Plan of Merger dated as of May 26, 2004 ("Merger Agreement") which was approved by the Boards of Directors of WTC, Borrower and Acquisition Sub and was submitted to and approved by the requisite stockholders of WTC on or about the date hereof;

            WHEREAS, pursuant to the Merger Agreement and pursuant to Delaware law, Acquisition Sub will be merged into WTC ("Merger") with WTC as the survivor but with a name change to PentaPure Holding Company ("Holding");

            WHEREAS, as a result of the Merger, Holding will be the parent corporation of PPI and Holding's certificate of incorporation and bylaws will be those originally belonging to Acquisition Sub;

            WHEREAS, in order to make the approximately $110,000,000 in payments required by the Merger Agreement ("Purchase Price"), pay the expenses in connection therewith, and for Borrower's ongoing business requirements, the Borrower deems it advisable to obtain $120,000,000 in financing from the Lenders; and

            WHEREAS, the Lenders are willing to provide the requested financing to the Borrower on the terms and conditions set forth herein.

            NOW, THEREFORE, the parties hereby agree as follows:

                             ARTICLE I. DEFINITIONS

            1.1 DEFINITIONS. As used in this Agreement, unless otherwise specified, the following terms shall have the following respective meanings:

                  "ABR" or "ALTERNATE BASE RATE" - for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of
(i) the Prime Rate, (ii) the secondary market rate for three-month certificates of deposit, adjusted for statutory reserve requirements ("CD Rate") plus 1%, and
(iii) the Federal Funds Effective Rate from time to time in effect plus 0.5%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, CD Rate or Federal Funds Effective Rate, respectively.

                  "ABR LOAN" - any Loan for which interest is calculated based on the Alternate Base Rate plus the Applicable Interest Margin determined from time to time on the Pricing Grid.

                  "ABR OPTION" - the Rate Option in which interest is based upon the Alternate Base Rate plus the Applicable Interest Margin for the applicable Loan.

                  "ACQUISITION SUB" - as defined in the second "WHEREAS" clause of the Background Section of this Agreement.

                  "ADMINISTRATIVE AGENT" - HSBC Bank as Administrative Agent for the Lenders, and any direct successor to HSBC Bank as such Administrative Agent for the Lenders, and any replacements or successors to HSBC Bank as provided in this Agreement.

                  "AFFILIATE" or "AFFILIATES" - individually or collectively, any Person that directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under Common Control with the Person specified. Notwithstanding the foregoing, no individual shall be considered an Affiliate of a Person solely by reason of such individual's position as an officer or director of such Person or an Affiliate of such Person.

                  "AGENTS" - collectively, the Administrative Agent, the Syndication Agent and the Documentation Agent.

                  "AGREEMENT" - as defined in the opening paragraph hereof, as the same may be amended from time to time in accordance with the terms hereof.

                  "ANNUAL PLAN" - as defined in Section 5.2(d) of this Agreement.

                  "ANTI-TERRORISM LAWS" - any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the forgoing Laws may from time to time be amended, renewed, extended or replaced).

                  "APPLICABLE INTEREST MARGIN" - at any time and from time to time, for each Type of Loan hereunder, a percentage per annum determined by reference to the Total Debt-to-EBITDA Ratio for the four completed fiscal quarters of the Borrower ending on or immediately preceding such determination as set forth on the Pricing Grid. There will be an Applicable Interest Margin for ABR Loans and an Applicable Interest Margin for Libor Loans, each of which is subject to adjustment upon the occurrence of a Pricing Event.

                  "APPLICABLE PERCENTAGE" - with respect to any Lender, at any time, the percentage of the total Commitments represented by such Lender's Commitment. Each Lender's initial Applicable Percentage based on the initial Commitments as of the Closing Date is set forth on Schedule 2.1 to this Agreement. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

                  "ARRANGER" - HSBC Bank and any successor of HSBC Bank as the Arranger under this Agreement.

                  "ASSIGNMENT AND ASSUMPTION" - an assignment and assumption agreement entered into by a Lender and an assignee and accepted by the Administrative Agent, in form and content acceptable to the Administrative Agent.

                  "AVAILABILITY PERIOD" - the period from the Closing Date to, but excluding, the earlier of the Revolving Credit Maturity Date and the date of termination of the Commitments.

                  "BLOCKED PERSON" - as defined in Section 4.14(b) of this Agreement.

                  "BORROWER" - as defined in the opening paragraph to this Agreement.

                  "BREAKAGE FEE" - a premium in an amount determined by the applicable Lender at the time of a prepayment of a Libor Loan to be equal to the sum of the costs, losses, expenses and penalties incurred by such Lender as a result of such prepayment; any loss to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Libor Loan had such event not occurred, for the period from the date of such event to the last day of the then current Interest Period therefor, over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period for dollar deposits of a comparable amount and period from other banks in the London Interbank Eurodollar Market. Any Lender's calculation of any Breakage Fee shall be conclusive absent manifest error.

                  "BUSINESS DAY" - (a) for all purposes other than as set forth in clause (b) below, any day excluding Saturday, Sunday, and any day in which banks in New York, New York are authorized or required by law or governmental action to close, and (b) with respect to Libor Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. dollar deposits in the London Interbank Eurodollar Market.

                  "CHANGE IN CONTROL" - (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) if at any time, in any twelve (12) month period, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors who were nominated by such board of directors or appointed by directors so nominated) cease for any reason to constitute a majority of the board of directors of the Borrower.

                  "CLOSING DATE" - August 2, 2004.

                  "CODE" - the Internal Revenue Code of 1986, as amended, from time to time.

                  "COMMITMENT" - with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.16 hereof and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.3 hereof. The initial amount of each Lender's Commitment is set forth on Schedule 2.1 to this Agreement, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $120,000,000.

                  "COMMITMENT FEE" - as defined in Section 2.14 of this Agreement.

                  "COMPLETION DATE" - the date of the completion of the Merger and the name change of WTC to "PentaPure Holding Company," which date may occur on or after the Closing Date and which actions may occur after the closing and funding of the initial loan or loans hereunder.

                  "COMPLIANCE CERTIFICATE" - a certificate executed by a Responsible Officer of Borrower substantially in the form of Exhibit D attached hereto with all blanks appropriately completed.

                  "CONFIDENTIAL INFORMATION MEMORANDUM" - the collective reference to each Confidential Information Memorandum with respect to the Credit dated May 2004 and furnished to certain Lenders.

                  "CONSOLIDATED" or "CONSOLIDATED BASIS" - the consolidation of the accounts of any entity and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the consolidated audited financial statements of Borrower delivered to the Lenders.

                  "CONSOLIDATED ADJUSTED EBITDA" - for any period, an amount equal to (i) the sum of the amounts for such period of (A) Consolidated Net Income, (B) Consolidated Interest Expense, (C) provisions for taxes based on income, (D) total depreciation expense, (E) total amortization expense, (F) other non-cash items reducing Consolidated Net Income and (G) non-cash stock related expenses minus (ii) other non-cash items increasing Consolidated Net Income for such period. Notwithstanding anything to the contrary in this definition, for purposes hereof, the term "Consolidated Adjusted EBITDA" shall be computed, on a consistent basis, to reflect purchases and acquisitions by permitted merger or otherwise (including the Merger) made by the Borrower and the Subsidiaries during the relevant period as if they occurred at the beginning of such period.

                  "CONSOLIDATED CAPITAL EXPENDITURES" - for any period, the aggregate of all expenditures of the Borrower and all Subsidiaries during such period determined on a Consolidated Basis that may properly be classified as capital expenditures in conformity with GAAP, provided that such term shall not include any such expenditure in connection with replacement or repair of assets to the extent that casualty insurance proceeds or the trade-in value of other equipment were used for such expenditure. Notwithstanding anything to the contrary in this definition, for purposes hereof, the term "Consolidated Capital Expenditures" shall be computed, on a consistent basis, to reflect purchases and acquisitions by permitted merger or otherwise (including the Merger) made by the Borrower and the Subsidiaries during the relevant period as if they occurred at the beginning of such period.

                  "CONSOLIDATED FIXED CHARGES" - for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Interest Expense, (ii) provisions for taxes based on income and (iii) regularly scheduled payments of principal of Debt made during such period, all of the foregoing as determined on a Consolidated Basis for the Borrower and all Subsidiaries in conformity with GAAP. Notwithstanding anything to the contrary in this definition, for purposes hereof, the term "Consolidated Fixed Charges" shall be computed, on a consistent basis, to reflect purchases and acquisitions by permitted merger or otherwise (including the Merger) made by the Borrower and the Subsidiaries during the relevant period as if they occurred at the beginning of such period.

                  "CONSOLIDATED INTEREST EXPENSE" - for any period, as determined in accordance with GAAP, total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest) of the Borrower and all Subsidiaries on a Consolidated Basis with respect to all outstanding indebtedness of the Borrower and all Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers', acceptance financing and net costs under interest rate swap agreements, interest rate cap agreements, interest rate insurance or any other agreement designed to provide protection against fluctuation in interest rates entered into by the Borrower or any Subsidiary, but excluding, however, amortization of discount and amortization of debt issuance costs.

                  "CONSOLIDATED NET INCOME" - for any period, (i) the net income (or loss) of the Borrower and all Subsidiaries on a Consolidated Basis for such period taken as a single accounting period determined in conformity with GAAP, less (ii) (A) the income (or loss) of any Person (other than a Subsidiary) in which any other Person (other than the Borrower or a Subsidiary) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any Subsidiary by such Person during such period, (B) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or that Person's assets are acquired by the Borrower or any Subsidiary, (C) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order or Law applicable to that Subsidiary, (D) any after-tax gains or losses attributable to asset sales (other than any such gains or losses incurred in the ordinary course of business aggregating less than $1,000,000 during the fiscal year of the Borrower containing such period) or returned surplus assets of any Pension Plan and (E) (to the extent not included in clauses (A) through (D) above) any net extraordinary gains or net non-cash extraordinary losses.

                  "CONSOLIDATED NET WORTH" - as at any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of the Borrower and all Subsidiaries on a consolidated basis determined in conformity with GAAP.

                  "CONSOLIDATED TOTAL ASSETS" - as at any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total assets" (or a similar caption) on a Consolidated balance sheet of the Borrower and all Subsidiaries at such date.

                  "CONSOLIDATED TOTAL DEBT" - as at any date of determination, the sum of (i) all Debt of the Borrower and all Subsidiaries, determined on a Consolidated Basis and (ii) Letters of Credit outstanding (other than that portion of Letters of Credit outstanding representing the aggregate undrawn face amount of Letters of Credit which are trade letters of credit issued with respect to the purchase and sale of goods by the Borrower or any Subsidiary).

                  "CONTINGENT OBLIGATION" - of a Person means any agreement, undertaking or arrangement by which such Person assumes, guaranties, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract. The amount of any Contingent Obligation shall be equal to the amount of the obligation that is so guarantied or supported that is actually outstanding or otherwise due and payable from time to time, if a fixed and determinable amount or if there is no fixed or determinable amount, either (x) if a maximum amount is guaranteed, the maximum amount or (y) if there is no maximum amount, the amount of the obligation that is so guarantied or supported.

                  "CONTROL", "CONTROLLING", "CONTROLLED BY", and "UNDER COMMON CONTROL WITH" - the possession, directly or indirectly, of the power to either
(a) vote 10% or more of the securities having ordinary voting power for the election of directors, or persons performing similar functions, of a Person or
(b) direct or cause the direction of the management and policies of a Person, whether by contract or otherwise.

                  "CONVERSION DATE" - the date on which an ABR Loan converts to a Libor Loan, the date on which a Libor Loan converts to an ABR Loan, or the date on which a Libor Loan is continued as a new Libor Loan.

                  "CREDIT" - the Revolving Credit as defined in this Agreement.

                  "DEBT" - with respect to any Person, any Indebtedness resulting from the borrowing of any money or from any deferral of payment for the acquisition or capital lease of any asset.

                  "DEFAULT" - any of the events specified in Article VII whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                  "DEFAULTING LENDER" - any Lender that (a) on any borrowing date fails to make available to the Administrative Agent such Lender's Loans required to be made to Borrower on such borrowing date or (b) shall not have made a payment to the Issuing Bank pursuant to Section 2.4 of this Agreement or the Administrative Agent pursuant to Section 2.3 of this Agreement. Once a Lender becomes a Defaulting Lender, such Lender shall continue as a Defaulting Lender until such time as such Defaulting Lender makes available to the Administrative Agent the amount of such Defaulting Lender's Loans and/or to the Issuing Bank such payments requested by such Issuing Bank together with all or other amounts required to be paid to the Administrative Agent and/or the Issuing Bank pursuant to this Agreement.

                  "DISPOSAL" - the intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storing, burning, terminal destruction or placing of any substance so that it or any of its constituents may enter the Environment.

                  "DOCUMENTATION AGENT" - SunTrust Bank, a Georgia banking corporation in its capacity as Documentation Agent under this Agreement and any direct successor of SunTrust Bank as such agent.

                  "DOLLARS" or "$" - lawful money of the United States of America.

                  "ENVIRONMENT" - any water including, but not limited to, surface water and ground water or water vapor; any land including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

                  "ENVIRONMENTAL LAWS" - all foreign, federal, state, provincial and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the policies, guidelines, procedures, interpretations, decisions, orders and directives of any Governmental Authority with respect thereto.

                  "ENVIRONMENTAL PERMITS" - all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of Borrower's property and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

                  "ENVIRONMENTAL QUESTIONNAIRE" - a questionnaire and all attachments thereto concerning: (1) activities and conditions affecting the Environment at any property of a Person or (2) the enforcement or possible enforcement of any Environmental Law against a Person.

                  "EQUITY INTERESTS" - shares of capital stock in a corporation, partnership interests in a partnership, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

                  "ERISA" - the Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendments Act of 1980, and as otherwise amended from time to time.

                  "ERISA AFFILIATE" - each Subsidiary and any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(b)(1) of ERISA, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

                  "ERISA EVENT" - (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived);
(b) the existence with respect to any Pension Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or
Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by the Borrower of any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Plans or to appoint a trustee to administer any Pension Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                  "EVENT OF DEFAULT" - as defined in Section 7.1 of this Agreement.

                  "EXCHANGE ACT" - the Securities Exchange Act of 1934, as amended.

                  "EXECUTIVE ORDER NO. 13224" - the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, amended, renewed, extended or replaced.

                  "FEDERAL FUNDS EFFECTIVE RATE" - for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100th of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

                  "FIXED CHARGE COVERAGE RATIO" - the ratio as of the last day of any fiscal quarter of the Borrower of (i) Consolidated Adjusted EBITDA for the four-fiscal quarter period then ended minus Consolidated Capital Expenditures for such four-fiscal quarter period to (ii) Consolidated Fixed Charges for such four-fiscal quarter period, in each case as set forth in the most recent compliance certificate delivered by the Borrower to the Administrative Agent pursuant to Section 5.2 of this Agreement.

                  "FOREIGN LENDER" - any lender that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

                  "GAAP" - as of the date of any determination, generally accepted accounting principles in effect from time to time in the United States of America, consistently applied and maintained throughout the relevant periods and from period to period, provided that in the event that any Accounting Change (as defined below) results in a change in the method of calculation of financial covenants, standards or terms of this Agreement, the Administrative Agent and the Borrower shall negotiate in good faith to amend such provisions of this Agreement with the intent of having the criteria for evaluating Borrower's financial condition be the same after such Accounting Change as if such Accounting Changes had not been made, and until any such amendment shall have been executed and delivered by the Borrower , the Administrative Agent and the Required Lenders, the financial covenants, standards and terms shall be calculated or construed as if such Accounting Change had not occurred. "Accounting Change" refers to a change or changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

                  "GOVERNMENTAL AUTHORITY" - the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  "GUARANTOR" or "GUARANTORS" - individually, any of Holding or PPI or any other Person that delivers a Guaranty in accordance with Section 5.13 of this Agreement and collectively, all of Holding and PPI and any other such Person.

                  "GUARANTY" - a guaranty agreement in form and content reasonably satisfactory to the Administrative Agent and the Lenders evidencing the obligation of a Person to guarantee payment of the Indebtedness and other reimbursement, payment or performance obligations of another Person.

                  "HAZARDOUS SUBSTANCES" - without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(14).

                  "HEDGE AGREEMENT" - an interest rate swap, cap or collar agreement, or any agreement for foreign exchange transactions, or any arrangement similar to any of the foregoing between Borrower and any Lender, each as providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

                  "HOLDING" - as defined in the third "WHEREAS" clause of the Background Section of this Agreement.

                  "HSBC BANK" - HSBC Bank USA, National Association, and its successors and assigns.

                  "HSR ACT" - the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "INDEBTEDNESS" - at a particular date, without duplication,
(a) all indebtedness of a Person for borrowed money whether or not evidenced by a note, bond, debenture or other debt instrument, or for the deferred purchase price of property (excluding trade accounts payable in the ordinary course of business), whether short term or long term, (b) any obligations for which a Person is obligated pursuant to a guaranty, (c) any indebtedness secured by a lien on a Person's assets whether or not such Person is primarily liable for repayment thereof, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and not repaid by such Person, (e) lease obligations of such Person which, in accordance with GAAP, should be capitalized; (f) all mandatory redemption, repurchase or similar obligations with respect to any Equity Interests of such Person, and (g) Contingent Obligations with respect to any of the foregoing to the extent (and only to the extent) that (1) any such Contingent Obligation relates to other Indebtedness that is not Consolidated Indebtedness of the Borrower and its Subsidiaries and (2) the other Indebtedness to which such Contingent Obligation relates is outstanding and then only as to principal or like amounts actually borrowed, due, payable or drawn, as the case may be.

                  "INDEMNIFIED PARTY" - as defined in Section 8.2 of this Agreement.

                  "INTEREST PERIOD" or "INTEREST PERIODS" - individually, and collectively, the one, two, three or six month interest periods selected by or on behalf of the Borrower pursuant to the terms of this Agreement to be applicable to specific Libor Loans from time to time.

                  "ISSUING BANK" - HSBC Bank in its capacity as the issuer of Letters of Credit under this Agreement, and its replacements or successors in such capacity as provided in Section 2.4 of this Agreement.

                  "LAW" or "LAWS" - any law, constitution, statute, regulation, rule, opinion, ruling, ordinance, order, injunction, writ, decree, bond or judgment of any Governmental Authority.

                  "LC DISBURSEMENT" - a payment made by the Issuing Bank pursuant to a Letter of Credit.

                  "LC EXPOSURE" - at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

                  "LENDERS" - the Persons listed on Schedule 2.1 to this Agreement and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

                  "LENDER'S OBLIGATIONS" - as defined in Section 7.2 of this Agreement.

                  "LETTER OF CREDIT" - means any letter of credit issued pursuant to this Agreement.

                  "LIBOR INTEREST DETERMINATION DATE" - a Business Day that is two Business Days prior to the commencement of each Interest Period during which the Libor Rate will be applicable.

                  "LIBOR LOAN" - any Loan on which interest is calculated based on the Libor Rate plus the Applicable Interest Margin determined from the Pricing Grid.

                  "LIBOR RATE" - the rate per annum (rounded to the next highest one-sixteenth of one percent, or if there is no next highest one-sixteenth of one percent, to the next highest one-eighth of one percent) equal to the rate at which dollar deposits are offered in immediately available funds in the London Interbank Eurodollar Market for a period of time closest to the maturity of the Interest Period selected by the Borrower, as determined by reference to the rate appearing on Telerate Page 3750, reserve adjusted, or if no quotation appears on Telerate Page 3750, the rate of interest per annum determined by HSBC Bank applicable to any selected Interest Period equal to the sum of the average rate per annum which the offices of various leading banks located in London, England offer for deposits in U.S. Dollars in the London Interbank Eurodollar Market at approximately 11:00 a.m. (London time) on a Libor Interest Determination Date in an amount approximately equal to the amount of the applicable Libor Loan, reserve adjusted.

                  "LIBOR RATE OPTION" - the Rate Option in which interest is based on the Libor Rate plus the Applicable Margin for the applicable Loan.

                  "LIEN" - any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement in respect of any asset of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

                  "LOAN" or "LOANS" - individually and collectively, any Revolving Loan, whether such is an ABR Loan or a Libor Loan, and any Swingline Loan under the Revolving Credit.

                  "LOAN ACCOUNT" - an account maintained with the Administrative Agent for the Borrower into which the proceeds of any funds borrowed hereunder shall be initially deposited.

                  "LOAN DOCUMENT" - this Agreement and any other document executed and delivered by Borrower, any Guarantor, any Subsidiary or the Lenders in connection with this Agreement including, without limitation, the Notes, as any of the same may be amended, modified, renewed or replaced from time to time.

                  "MATERIAL ADVERSE EFFECT" - an effect, individually or in the aggregate, that (i) is materially adverse to the business, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) does materially impair the ability of the Borrower to perform its obligations under this Agreement, or any other Loan Documents, or otherwise materially and adversely threatens or impedes the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or the conduct of business of Holding and its Subsidiaries after the Merger, or (iii) adversely affects the rights and remedies of the Administrative Agent, the Swingline Lender, the Issuing Bank or any of the Lenders under the Loan Documents, or (iv) purports to adversely affect any aspect of the Revolving Loans, the Swingline Loans or the Letters of Credit.

                  "MATERIAL CONTRACT" - as defined in Section 6.17 of this Agreement.

                  "MAXIMUM LIMIT" - the maximum aggregate amount which the Borrower can borrow under the Revolving Credit which on the Closing Date is $120,000,000.

                  "MERGER" - as defined in the third "WHEREAS" clause of the Background Section of this Agreement.

                  "MERGER AGREEMENT" - as defined in the second "WHEREAS" clause of the Background Section of this Agreement.

                  "MULTIEMPLOYER PLAN" - a multiemployer plan as defined in
Section 4001(a)(3) of ERISA to which the Borrower, any Person under Common Control with the Borrower, or any Person Controlled by the Borrower, has an obligation to contribute.

                  "NET PROCEEDS" - the gross amount received less tax reserves established to cover estimated taxes on asset dispositions that are otherwise Permitted Dispositions, payments made on debt secured by Permitted Encumbrances in asset dispositions that are otherwise Permitted Dispositions where payment of such debt is a condition to such disposition, commissions, fees (including, without limitation the fees and expenses of attorneys, accountants, investment bankers, appraisers and consultants), other closing costs (including, without limitation, costs of title insurance, surveys, recording fees and filing fees and transfer taxes), underwriters' discounts and similar expenses.

                  "NOTE" or "NOTES" - individually, any, and collectively, all, of the Revolving Notes and the Swingline Note and any or all replacements and renewals thereof.

                  "OVERDUE AMOUNTS" - as defined in Section 2.6(c) of this Agreement.

                  "PARTICIPANTS" - as defined in Section 10.3 of this Agreement.

                  "PBGC" - the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

                  "PENSION PLAN" - any pension plan as defined in Section 3(2) of ERISA which is a multiemployer plan or single employer plan as defined in
Section 4001 of ERISA and subject to Title IV of ERISA and which is (i) a plan maintained by Borrower or any ERISA Affiliate for employees or former employees of Borrower or of any ERISA Affiliate, (ii) a plan to which Borrower or any ERISA Affiliate contributes or is required to contribute, (iii) a plan to which Borrower or any ERISA Affiliate was required to make contributions within the five (5) year period preceding the date of this Agreement, or (iv) any other plan with respect to which Borrower or any ERISA Affiliate has incurred or may incur liability, including contingent liability, under Title IV of ERISA, to such plan or to the Pension Benefit Guaranty Corporation. Each such Pension Plan to which Borrower is or may be obligated to contribute as of the date of this Agreement is listed and identified on Schedule 1 to this Agreement.

                  "PERMITTED ACQUISITIONS" - (i) any acquisition by the Borrower or any Subsidiary of all or substantially all of the assets or stock of any other Person, or assets constituting all or substantially all of a division or product line of any other Person so long as (A) immediately prior to contracting for or consummating such acquisition there does not exist, and there does not occur as a direct or indirect result of the consummation of such acquisition,
(i) any Event of Default or Default, and (ii) immediately prior to contracting for or consummating such acquisition Borrower is in compliance with Sections 6.14, 6.15 and 6.16 of this Agreement (collectively, the "Financial Covenants") and Borrower can demonstrate based on pro-forma projections that Borrower will be in compliance with the Financial Covenants upon and after consummation of such acquisition, (B) such acquisition is being completed on a non-hostile basis without opposition from the board of directors, managers or equity owners of the target entity, and such entity is in the same or similar line of business as the Borrower, (C) with respect to any assets or stock of any Person acquired directly or indirectly pursuant to any such acquisition, there are no liens thereon other than Permitted Encumbrances, and (D) any such acquisition is limited to businesses that are substantially similar to the existing business of the Borrower on the date hereof.

                  "PERMITTED DISPOSITIONS" - any sale or other disposition of any asset of the Borrower or any Subsidiary which, when aggregated with all other such sales or dispositions made during any fiscal year of the Borrower, does not result in sales and other dispositions by the Borrower and all Subsidiaries during such fiscal year of assets having an aggregate value in excess of, or the receipt of aggregate proceeds in excess of, five percent (5%) of Borrower's Consolidated Total Assets (excluding, for purposes of computing such maximum amount, (i) sales of inventory in the ordinary course of business and conveyances of mere record title to any asset to a Governmental Authority to save taxes where the Borrower or any Subsidiary has an option to require reconveyance of such property for a nominal price; and (ii) the sale of Equipment which is obsolete or worn-out and is replaced in the ordinary course of business).

                  "PERMITTED DISTRIBUTIONS" - (i) dividends payable solely in any of its stock, (ii) cash dividends or stock repurchases paid by Borrower or any Subsidiary on a pro rata basis with respect to all of its outstanding shares, provided such cash dividends and stock repurchases in any one fiscal year do not exceed fifty percent (50%) of Borrower's Consolidated Net Income for the most recently completed fiscal year of the Borrower, (iii) non-cash repurchases or redemptions of stock or other Equity Interests in exchange for stock or stock options and (iv) cash dividends payable to Borrower or to any Subsidiary by any Subsidiary.

                  "PERMITTED ENCUMBRANCES" - all encumbrances described on
Schedule 6.2 to this Agreement.

                  "PERMITTED INDEBTEDNESS" - (i) any Indebtedness pursuant to this Agreement, (ii) any Indebtedness constituting unsecured normal trade debt incurred upon customary terms in the ordinary course of its business, (iii) any Indebtedness arising from the endorsement in the ordinary course of its business of any check or other negotiable instrument for deposit or collection, (iv) any Indebtedness fully and accurately described under the heading "Permitted Indebtedness" in Schedule 6.1 as attached to and made a part of this Agreement, and any replacement or renewal of any such Indebtedness, provided such replacement or renewal is pursuant to terms that are not less favorable to the Borrower and does not result in an increase in the outstanding amount of such Indebtedness prior to such renewal or replacement, (v) any Indebtedness arising from redemption or repurchase obligations of stock or other Equity Interests to be paid solely in stock or stock options as Permitted Distributions hereunder,
(vi) borrowings
between Subsidiaries that are guarantors and between Borrower and any such Subsidiaries, (vii) borrowings between Subsidiaries that are not guarantors and between Borrower or any guarantor and any Subsidiaries that are not guarantors and contingent obligations of the Borrower guaranteeing otherwise Permitted Indebtedness of any Subsidiaries that are not guarantors not in excess of $25,000,000 at any one time outstanding, and (viii) purchase money secured Indebtedness, capital leases, synthetic leases and other Liens listed in Item I on Schedule 6.2 to this Agreement not in excess of $10,000,000 at any one time outstanding and other unsecured Indebtedness not in excess of $20,000,000 at any one time outstanding.

                  "PERMITTED INVESTMENTS" - (i) any investment by the Borrower or by any Subsidiary in (A) any readily marketable direct obligation of the United States maturing within one year after the date of its acquisition thereof, (B) any time deposit maturing within one year after the date of its acquisition thereof and issued by any banking institution that is incorporated under any statute of the United States or of any state of the United States and has a combined capital and surplus of not less than $100,000,000, (C) any demand or savings deposit with any such banking institution, (D) any United States dollar deposits in the London Interbank Eurodollar Market with any such banking institution or any subsidiary of any such banking institution, (E) any commercial paper rated at least A-1 by Standard & Poors Ratings Group or P-1 by Moody's Investors Services, Inc. or (F) any security of any Subsidiary if such security is owned by it on the date of this Agreement or acquired as a result of a Permitted Acquisition but only to the extent of such investment on the date of this Agreement or the date of such Permitted Acquisition, (ii) any loan, advance or other extension of credit made by any Subsidiary to the Borrower or by the Borrower or any Subsidiary to any Subsidiary that is a guarantor, without any limitation as to amount, of the payment of all Indebtedness of the Borrower to the Lenders, whether now existing or hereafter arising or accruing, pursuant to a guaranty agreement in form and substance satisfactory to the Lenders, (iii) any non-cash capital contributions consisting of stock of existing Subsidiaries that are not guarantors to any other Subsidiary, (iv) any cash capital contributions to any Subsidiary that is not a guarantor not in excess of $15,000,000 in the aggregate, (v) in the ordinary course of Borrower's business, non-cash consideration resulting from the settlement of delinquent accounts in bankruptcy proceedings of any account debtors of Borrower, and (vi) in the ordinary course of Borrower's business and pursuant to arms-length transactions, the acceptance of notes and other non-cash consideration as contingent payments in asset sales that are otherwise Permitted Dispositions.

                  "PERSON" - any natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, Governmental Authority or other entity, body, organization or group.

                  "PPI" - as defined in the first "WHEREAS" clause of the Background Section of this Agreement.

                  "PRICING DATE" - the date upon which Administrative Agent notifies the Borrower of (i) a Pricing Event as determined from the Compliance Certificate delivered by the Borrower in accordance with Section 5.2(a) and (b) of this Agreement, or (ii) a Pricing Event caused by the Borrower's failure to deliver a Compliance Certificate in accordance with Sections 5.2(a) and (b) of this Agreement, with the first Pricing Date occurring upon notification by Administrative Agent of a Pricing Event (i) after its receipt and review of the Compliance Certificate for fiscal quarter ending October 31, 2004, or (ii) failure to timely deliver such Compliance Certificate.

                  "PRICING EVENT" - as defined in Section 2.7 of this Agreement.

                  "PRICING GRID" - the grid set forth on Schedule 2.7 of this Agreement used to determine the interest rate applicable to any Revolving Loan, and the Commitment Fee payable from time to time.

                  "PRIME RATE" - the rate of interest publicly announced by HSBC Bank from time to time as its prime rate and as a base rate for calculating interest on certain loans. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate may or may not be the most favorable rate charged by HSBC Bank to its customers.

                  "PURCHASE PRICE" - as defined in the fifth "WHEREAS" clause in the Background Section hereof.

                  "RATE OPTION" or "RATE OPTIONS" - individually, and collectively, the choice of applicable interest rates and Interest Periods offered pursuant to this Agreement to establish the interest to be charged on certain portions of the unpaid principal borrowed hereunder from time to time.

                  "RELEASE" - has the same meaning as given to that term in
Section 101(22) of the Comprehensive, Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et. seq. and the regulations promulgated thereunder.

                  "REPLACED LENDER" or "REPLACEMENT LENDER" - as defined in
Section 2.21 of this Agreement.

                  "REPORTABLE EVENT" - any event with regard to a Pension Plan described in Section 4043(c) of ERISA, or in regulations issued thereunder.

                  "REQUEST CERTIFICATE" - a certificate in the form annexed hereto as Exhibit C with all blanks appropriately completed, and duly executed by Borrower.

                  "REQUIRED CONSENTS" - the filings with, and consents, permits and approvals from, any Governmental Authority under the Securities Act, the Exchange Act, the HSR Act or any corporate or other applicable law, rule or regulation in connection with the transactions contemplated by the Merger Agreement, including the filing of documentation to effectuate the Merger.

                  "REQUIRED LENDERS" - at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

                  "RESPONSIBLE OFFICER" - with respect to a Person, its chief executive officer, its chief financial officer, any member of the office of the chief financial officer, treasurer or assistant treasurer.

                  "RESTRICTED PAYMENT" - any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

                  "REVOLVING CREDIT" - the five-year revolving credit facility (including Revolving Loans, Swingline Loans and Letters of Credit) in the initial maximum amount of $120,000,000 made available to the Borrower by the Lenders as provided in Article II of this Agreement.

                  "REVOLVING CREDIT EXPOSURE" - with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

                  "REVOLVING CREDIT MATURITY DATE" - August 2, 2009 which date may be shortened in accordance with Section 7.2 of this Agreement.

                  "REVOLVING LOAN" or "REVOLVING LOANS" - means individually and collectively each loan by any Lender to the Borrower whether initially made as an ABR Loan or a Libor Loan under Section 2.1 of this Agreement or arising from Borrower's request for a loan to repay a Swingline Loan under Section 2.3(c) of this Agreement, or arising from Borrower's request to reimburse an LC Disbursement under Section 2.4(f) of this Agreement.

                  "REVOLVING NOTE" or "REVOLVING NOTES" - the promissory note or promissory notes of the Borrower in the form of Exhibit A hereof, and all replacements and renewals thereof, evidencing the promise of the Borrower to repay Revolving Loans under the Revolving Credit to the applicable Lender.

                  "SEC" - the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

                  "SECURITIES ACT" - the Securities Act of 1933, as amended.

                  "SOLVENT" - with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "SUBSIDIARY" - any limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any corporation of which at least 50% of the voting stock is owned by any entity directly, or indirectly through one or more Subsidiaries. If the applicable entity has no subsidiaries, the provisions of this Agreement relating to subsidiaries shall be inapplicable, without affecting the applicability of such provisions to any entity alone.

                  "SUBSIDIARY" - any subsidiary of the Borrower or Holding, as appropriate.

                  "SWINGLINE EXPOSURE" - at any time for all Lenders, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

                  "SWINGLINE LENDER" - HSBC Bank, in its capacity as lender of Swingline Loans hereunder, and any direct successor to HSBC Bank and the replacements or successors to HSBC Bank in such capacity as provided in this Agreement.

                  "SWINGLINE LOAN" - a Loan made pursuant to Section 2.3 of this Agreement.

                  "SWINGLINE NOTE" - a promissory note of the Borrower in the form of Exhibit B hereto and all replacements and renewals thereof evidencing the promise of the Borrower to repay Swingline Loans to the Swingline Lender.

                  "SYNDICATION AGENT" - Fleet National Bank, a Bank of America Company, a national banking association, in its capacity as Syndication Agent under this Agreement and any successor of Fleet National Bank, a Bank of America Company, as such agent under this Agreement.

                  "TAXES" - any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                  "TOTAL DEBT-TO-EBITDA RATIO" - for a particular period of four consecutive fiscal quarters, the ratio of (i) the Borrower's Consolidated Total Debt as of the last day of such four quarter period, to (ii) the Borrower's Consolidated Adjusted EBITDA for such four quarter period.

                  "TYPE" - when used in reference to any Loan or borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such borrowing, is determined by reference to the Libor Rate or the Alternate Base Rate.

                  "USA PATRIOT ACT" - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

                  "WITHDRAWAL LIABILITY" - liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

            1.2 ACCOUNTING TERMS. All accounting terms not otherwise defined herein have the meaning assigned to them in accordance with GAAP.

                             ARTICLE II. THE CREDIT

            2.1 THE REVOLVING CREDIT.

                  (a) REVOLVING LOANS. Each Lender agrees, severally and not jointly, subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement and within the limits hereof, to make one or more Revolving Loans to Borrower, and Borrower may make a request for a Revolving Loan or Revolving Loans from the Lenders, at any one time and from time to time, from the date hereof to but excluding the Revolving Credit Maturity Date or the earlier termination of this Agreement pursuant to the terms hereof. The Borrower shall not at any time permit, and no Lender shall have any obligation to permit the aggregate outstanding principal amounts of all Revolving Loans, Swingline Loans and the face amount of outstanding Letters of Credit to exceed (i) the Maximum Limit or (ii) such Lender's Revolving Credit Exposure. The Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof.

                  (b) METHOD FOR LOANS. When the Borrower wants the Lenders to make a Revolving Loan available, the Borrower shall notify the Administrative Agent not later than 1:00 p.m. (New York, New York time) on the Business Day on which the Revolving Loan is to be funded in the case of an ABR Loan, and in the case of a Libor Loan not later than two (2) Business Days prior to the proposed commencement date of the applicable Interest Period. In such notice, which may be given by means of a Request Certificate duly completed and executed, the Borrower shall specify (i) the aggregate amount of the Revolving Loan to be made on a designated date which shall be in a minimum amount of $1,000,000 and shall be in whole multiples of $1,000,000 for amounts in excess of such minimum amount; (ii) whether the Revolving Loan shall be an ABR Loan or a Libor Loan, and if a Libor Loan the applicable Interest Period provided, however, such Interest Period may in no event overlap more than ten (10) other Interest Periods; and (iii) the proposed date on which the Revolving Loan is to be funded which shall be a Business Day. As early as practically possible on the date on which a Loan is made and upon fulfillment of the conditions set forth in Article III of this Agreement, the Administrative Agent will make the proceeds of the Revolving Loan available to the Borrower by a deposit to the applicable Loan Account.

                  The Administrative Agent and the Lenders shall not incur any liability to Borrower in acting upon any notice referred to above or upon any telephonic notice which the Administrative Agent believes in good faith to have been given by the Borrower by a duly authorized officer or other Person authorized to borrow on behalf of Borrower or for otherwise acting in good faith hereunder.

                  2.2 THE REVOLVING NOTES. The Revolving Loans shall be evidenced by the Revolving Notes, with all blanks appropriately completed, payable as provided therein to the Lenders. The Revolving Note shall be inscribed by the holder thereof on the schedule attached thereto and any continuation thereof ("Schedule") with the date of the making of each Revolving Loan, the amount of each Revolving Loan, the applicable Rate Options and Interest Periods, all payments of principal, and the aggregate outstanding principal balance thereof. Any such inscription shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, the failure of any Lender to make any such inscription shall not affect the obligations of Borrower under the Revolving Note or this Agreement.

                  2.3 SWINGLINE LOANS.

                  (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Loans ("Swingline Loans") to the Borrower solely for the Swingline Lender's own account, from time to time during the Availability Period, up to an aggregate principal amount at any one time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Swingline Lender shall not make any Swingline Loan in the period commencing one Business Day after the Swingline Lender shall have received written notice in accordance with Section 10.5 hereof from Administrative Agent or any Lender that one or more of the conditions contained in Article III are not then satisfied or a Default or an Event of Default exists and ending upon the satisfaction or waiver of such condition(s) or cure or waiver of such Default or

Event of Default. Swingline Loans shall bear interest at the Prime Rate from time to time in effect. Each outstanding Swingline Loan shall be payable on the Business Day following demand therefore or automatically without demand on the Revolving Credit Maturity Date, together with interest accrued thereon, and shall otherwise be subject to all other terms and conditions applicable to all Revolving Loans, except that all interest thereon shall be payable to the Swingline Lender solely for its own account other than in the case of the purchase of a participation therein in accordance with Section 2.3(c) hereof. The Swingline Loans shall be evidenced by the Swingline Note. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

                  (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon (New York, New York time) on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.4(f) hereof, by remittance to the Issuing Bank) by 3:00 p.m. (New York, New York time) on the requested date of such Swingline Loan.

                  (c) At any time after making a Swingline Loan, the Swingline Lender may request Borrower to, and upon request by the Swingline Lender, Borrower shall, promptly request a Revolving Loan from all Lenders and apply the proceeds of such Revolving Loan to the repayment of any Swingline Loan owing by Borrower not later than the Business Day following the Swingline Lender's request. Notwithstanding the foregoing, and upon the earlier to occur of (i) three (3) Business Days after demand for payment is made by the Swingline Lender for a Swingline Loan, and (ii) the Revolving Credit Maturity Date, if such Swingline Loan has not been paid by Borrower, such Swingline Loan shall bear interest as an ABR Loan and each Lender (other than the Swingline Lender) shall irrevocably and unconditionally purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan in an amount equal to such Lender's Applicable Percentage of such Swingline Loan and promptly pay such amount to the Administrative Agent for the account of the Swingline Lender by wire transfer of immediately available funds in the same manner as provided in Section 2.5 hereof with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, shall be made without any offset, abatement, withholding or reduction whatsoever and such payment shall be made by the other Lenders whether or not an Event of Default or a Default is then continuing or any other condition precedent set forth in Article III is then met and whether or not Borrower has then requested a Revolving Loan in such amount. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender, any amounts due to the Swingline Lender from such Lender pursuant to this Section, the Swingline Lender shall be entitled to recover such amount, together with interest thereon at the Federal Funds Effective Rate for the first three (3) Business Days after Defaulting Lender receives such notice and thereafter at the rate for ABR Loans, in either case payable (i) on demand, (ii) by setoff against any payments made to the Swingline Lender for the account of Defaulting Lender, or (iii) by payment to the Swingline Lender by the Administrative Agent of amounts otherwise payable to Defaulting Lender under this Agreement. The failure of any Lender to make available to the Administrative Agent for the account of the Swingline Lender its Applicable Percentage of any unpaid Swingline Loan shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of the Swingline Lender, its Applicable Percentage of any unpaid Swingline Loan on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the Swingline Lender its Applicable Percentage of any unpaid Swingline Loan.

            2.4 LETTERS OF CREDIT.

                  (a) GENERAL. Subject to the terms and conditions herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the period commencing on the Closing Date and ending five (5) Business Days prior to the Revolving Credit Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

                  (b) LETTER OF CREDIT FEES. The Issuing Bank shall have the right to receive, solely for its own account, and Borrower shall pay a fronting fee in an amount equal to .125% per annum on the face amount of each outstanding Letter of Credit as well as the Issuing Bank's reasonable and customary administrative, issuance, amendment, drawing and negotiation charges in connection with letters of credit. Borrower shall also pay to the Administrative Agent, for the account of the Lenders participating in such Letters of Credit, a non-refundable fee at a per annum rate equal to the Applicable Margin then in effect for Libor Loans on the face amount of the outstanding Letters of Credit, payable quarterly in arrears on the first Business Day of each calendar quarter from the date such Letter of Credit is issued until its stated expiry date. Such letter of credit fee shall be computed based on a 360-day year for the actual number of days elapsed.

                  (c) NOTICE OF ISSUANCE, AMENDMENT, RENEWAL, EXTENSION; CERTAIN CONDITIONS. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (at least five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose for which such Letter of Credit is to be issued and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Such notice, to be effective, must be received by the Issuing Bank not later than 2:00 p.m. (New York, New York time) or the time agreed upon by such Issuing Bank and the Borrower on the last Business Day on which such notice can be given under this Section 2.4(c). If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, (x) after giving effect to such issuance, amendment, renewal or extension
(i) the LC Exposure shall not exceed $10,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments, (y) as of the date of such issuance amendment, renewal or extension, no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of letters of credit generally or the issuance of that Letter of Credit, and (z) the Issuing Bank has not received a notice from a Lender in accordance with Section 2.4(e)(i) hereof.

                  (d) EXPIRATION DATE. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date, provided that any Letter of Credit with a one (1) year term may provide for the automatic renewal thereof for additional one (1) year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

                  (e) PARTICIPATIONS. (i) Immediately upon issuance by Issuing Bank of any Letter of Credit in accordance with the procedures set forth in
Section 2.4(c) hereof, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Issuing Bank, without recourse or warranty, an undivided interest and participation equal to its Applicable Percentage of such Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and any security therefor or guaranty pertaining thereto; provided, that a Letter of Credit issued by Issuing Bank shall not be deemed to be a Letter of Credit for purposes of this Section 2.4(e) if Issuing Bank shall have received written notice in accordance with
Section 10.5 hereof from any Lender on or before one Business Day prior to the date of its issuance, amendment, renewal or extension of such Letter of Credit that one or more of the conditions contained in Article III are not then satisfied, or a Default or an Event of Default exists, and, in the event Issuing Bank receives such a notice, it shall have no further obligation to issue, amend, renew or extend any Letter of Credit until such notice is withdrawn by that Lender or such condition, or such Default or Event of Default has been effectively waived in accordance with the provisions of this Agreement.

                        (ii) In the event that the Issuing Bank makes any LC Disbursement and the Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 2.4(f) hereof, the Issuing Bank shall promptly notify the Administrative Agent and each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Lender's Applicable Percentage of the unreimbursed amount of any LC Disbursement in the same manner as provided in
Section 2.5 hereof with respect to Loans made by such Lender and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. If any Lender fails to make available to the Issuing Bank any amounts due to the Issuing Bank pursuant to this Section 2.4(e), the Issuing Bank shall be entitled to recover such amount, together with interest thereon, at the Federal Funds Effective Rate for the first three (3) Business Days after Defaulting Lender receives such notice and thereafter at the rate for ABR Loans, in either case payable (i) on demand, (ii) by setoff against any payments made to Issuing Bank for the account of Defaulting Lender or (iii) by payment to such Issuing Bank by the Administrative Agent of amounts otherwise payable to Defaulting Lender under this Agreement. The failure of any Lender to make available to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage of the unreimbursed amount of any LC Disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage of the unreimbursed amount of any LC Disbursement on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage of the unreimbursed amount of any LC Disbursement on the date such payment is to be made.

                        (iii) Whenever the Issuing Bank receives a payment on account of an LC Disbursement, including any interest thereon, it shall promptly pay to each Lender which has funded its participating interest therein, in like funds as received an amount equal to such Lender's pro rata share thereof based on the amount funded.

                        (iv) The obligations of a Lender to make payments to the Administrative Agent for the account of the Issuing Bank with respect to LC Disbursements shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, whether or not an Event of Default or a Default is then continuing.

                        (v) In the event any payment by Borrower received by the Administrative Agent with respect to a Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Administrative Agent, contribute such Lender's Applicable Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Administrative Agent upon the amount required to be repaid by it.

                  (f) REIMBURSEMENT. If the Issuing Bank shall make any LC Disbursement, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent for the account of the Issuing Bank an amount equal to such LC Disbursement not later than 12:00 noon (New York, New York time) on the date that such LC Disbursement is made, if the Borrower shall have received notice by telephone or otherwise of such LC Disbursement prior to 10:00 a.m. (New York, New York time) on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon (New York, New York time) on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m. (New York, New York time) on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1 or 2.3 hereof that such payment be financed with an ABR Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Loan or Swingline Loan.

                  (g) OBLIGATIONS ABSOLUTE. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) the existence of any claim, set-off, defense or other right which Borrower or any Subsidiary may have at any time against the beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Issuing Bank, any Lender, any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transaction (including any underlying transactions between Borrower, any Subsidiary and the beneficiary named in any Letter of Credit), (v) the occurrence of any Event of Default or Default, or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. As among the Borrower, the Issuing Bank and the Lenders, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of the Letters of Credit requested by it. In furtherance and not in limitation of the foregoing, the Issuing Bank and the Lenders shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respect invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;
(iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (vii) any consequences arising from causes beyond the control of the Issuing Bank or the Lenders. In addition to amounts payable as elsewhere provided in this Section 2.4, Borrower hereby agrees to protect, indemnify, pay and save the Administrative Agent, Issuing Bank and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, posts, charges and expenses (including reasonable attorneys' fees) arising from the claims of third parties against the Administrative Agent or such Issuing Bank in respect of any Letter of Credit requested by Borrower. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank or any Lender under or in connection with the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put Issuing Bank, the Administrative Agent or such Lender under any resulting liability to Borrower or relieve Borrower of any of its obligations hereunder to the Issuing Bank, the Administrative Agent or any Lender. Notwithstanding anything to the contrary contained in this Section 2.4(g), Borrower shall not have any obligations to indemnify Issuing Bank under this Section 2.4(g) in respect of any liability incurred by Issuing Bank that is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the Issuing Bank's own gross negligence or willful misconduct, unless such action or inaction on the part of the Issuing Bank which gave rise to the liability was taken at the request of Borrower.

                  (h) DISBURSEMENT PROCEDURES. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

                  (i) INTERIM INTEREST. If the Issuing Bank shall make any LC Disbursement, then regardless of the time of Borrower's receipt of notice of such LC Disbursement, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then the default interest rate set forth in Section 2.6(c) hereof shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e)(ii) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

                  (j) REPLACEMENT OF THE ISSUING BANK. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

                  (k) CASH COLLATERALIZATION. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than fifty-one percent (51%) of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.1(d) or (e) hereof. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than fifty-one percent (51%) of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

            2.5 FUNDING OF BORROWINGS.

                  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m. (New York, New York time) to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in
Section 2.3 hereof. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Request Certificate; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.4(f) hereof shall be remitted by the Administrative Agent to the Issuing Bank.

                  (b) Unless the Administrative Agent shall have received notice from a Lender in accordance with Section 9.13 hereof that such Lender will not make available to the Administrative Agent such Lender's share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the Defaulting Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at
(i) in the case of Defaulting Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If a Defaulting Lender pays such amount to the Administrative Agent, then such amount, less any interest paid to the Administrative Agent, shall constitute such Lender's Loan included in such borrowing.

            2.6 INTEREST.

                  (a) RATES. The Revolving Notes shall bear interest payable quarterly in arrears on the first day of each calendar quarter for interest accrued during the preceding calendar quarter in the case of ABR Loans and in the case of Libor Loans payable quarterly in arrears on the first day of each calendar quarter for interest accrued during the preceding calendar quarter or at the end of the applicable Interest Period, if earlier, prior to maturity

(whether by acceleration or otherwise) on the balance of principal thereof from time to time unpaid. The Revolving Loans shall bear interest at a rate of interest determined from the Pricing Grid, and selected by the Borrower pursuant to the terms hereof.

                  (b) RATE OPTIONS. Unless the Borrower has selected a Libor Rate in accordance with the provisions of this Agreement, the Borrower shall be deemed to have selected the ABR Option to apply to any portion of a Revolving Note not subject to a Libor Rate, and such rate shall continue in effect until the earlier of when a Libor Rate and Interest Period are available and properly selected, or until the applicable Revolving Note is paid in full.

            Notice by the Borrower of the selection of a Libor Rate for any Revolving Loan, the amount subject thereto, and the applicable Interest Periods shall be irrevocable. Such notice may be given to the Administrative Agent by a duly completed and executed Request Certificate.

                  (c) DEFAULT RATE. Upon notice to the Borrower by the Administrative Agent of the occurrence of an Event of Default and during the continuance thereof and after maturity, whether by acceleration or otherwise, the Revolving Notes shall bear interest at a per annum rate equal to two percent (2%) in excess of the otherwise applicable rate of interest thereon. Overdue fees and other amounts payable by Borrower under this Agreement other than principal and interest ("Overdue Amounts") shall also bear interest at a per annum rate equal to two percent (2%) in excess of the rate of interest applicable to ABR Loans while such sums remain unpaid. In no event shall the rate of interest on the Revolving Notes or the rate of interest applicable to Overdue Amounts exceed the maximum rate of interest authorized by law.

                  (d) COMPUTATION OF INTEREST. Interest on ABR Loans shall be calculated on the basis of a year of 365 days, or 366 days during a leap year, for the actual number of days elapsed. Interest on Libor Rate Loans shall be calculated on the basis of the actual number of days elapsed in a year of 360 days, which will result in a higher effective annual rate. If any of the Revolving Notes are not paid when due, whether because such Revolving Notes become due on a Saturday, Sunday or bank holiday or for any other reason, the Borrower will pay interest thereon at the aforesaid rate until the date of actual receipt of payment by the holder of the Revolving Notes.

                  (e) RATE CONVERSIONS AND CONTINUATIONS. For any Revolving Loan, the Borrower may elect to convert any portion of (i) an ABR Loan to a Libor Loan, or (ii) a Libor Loan to an ABR Loan, or to continue any Libor Loan or ABR Loan as a new loan of the same Type provided, however, Libor Loans may only be converted to ABR Loans or continued on the expiration date of the applicable Interest Period.

            Subject to the foregoing, with respect to a Revolving Loan, the Borrower may elect to convert any ABR Loan to a Libor Loan, or, to continue a Libor Loan as a new Libor Loan, by giving irrevocable notice of such election to the Administrative Agent by 1:00 p.m. (New York, New York time) at least two (2) Business Days prior to the requested rate change date and, in the case of any Libor Loan, such conversion or continuation shall take place on the last day of the applicable Interest Period with respect to the Revolving Loan being so converted or continued. Such notice may be given by a duly completed and executed Request Certificate. Each such request to convert or continue shall include the requested rate change date (which shall be a Business Day), the Rate Option selected, and the amount to be converted or continued (which shall be in a principal amount of $1,000,000 or more and in whole multiples of $1,000,000 in the case of conversion to, or continuation as, a Libor Loan). If no Event of Default or Default has occurred at such time, the Borrower does not have more than ten (10) Libor Loans then outstanding, and the Borrower is in compliance with the terms of this Agreement as evidenced by the Administrative Agent's receipt of a properly completed and executed Request Certificate, such conversion or continuation shall be made on the requested rate change date, subject to the foregoing limitations in connection with the conversion or continuation of Libor Loans.

            The Administrative Agent shall not incur any liability to Borrower in acting upon any telephonic notice which the Administrative Agent believes to have been given by a duly authorized officer or other designated representative of Borrower, and which is confirmed by delivery to the Administrative Agent from the Borrower of a written or facsimile notice signed by Borrower, or for otherwise acting in good faith hereunder.

            2.7 PRICING GRID. The applicable initial rates of interest to be charged for each ABR Loan or Libor Loan made hereunder as a Revolving Loan shall be initially established as of the date of this Agreement and remain in effect until the first Pricing Date and are listed on the Pricing Grid. The initial pricing shall be subject to adjustment as of each Pricing Date (and such adjusted rate shall be effective upon such Pricing Date) during the term of this Agreement based on any change in the Borrower's quarterly Total Debt-to-EBITDA Ratio as determined from the Compliance Certificate submitted by the Borrower for the most recently completed fiscal quarter of the Borrower for which statements are required to have been delivered under this Agreement ("Pricing Event"). The Pricing Grid reflects the initial pricing and the Applicable Interest Margins which will replace the initial pricing based on a Pricing Event, and also reflects the applicable percentage for the Commitment Fee required by Section 2.15 of this Agreement.

            2.8 CHARGE TO ACCOUNT. On the date that any principal of or interest on the Notes or any fees or expenses including, without limitation, the expenses set forth in Section 8.1 hereof, or other charges payable under this Agreement are due, Borrower authorizes any of the Lenders to debit any deposit account of Borrower maintained with such Lender on such due date in an amount equal to such unpaid principal, interest, fees, expenses or other charges, as applicable due from such Borrower.

            2.9 PREPAYMENTS.

                  (a) OPTIONAL PREPAYMENTS:

                        (i) ABR LOANS. Borrower shall have the right to prepay at any time without premium all or any portion of the ABR Loans together with interest on the principal so prepaid to the date of such prepayment.

                        (ii) LIBOR LOANS. Borrower shall have the right to prepay without premium all or any portion of the Libor Loans on the expiration day of the applicable Interest Period. If any Libor Loan is prepaid at any other time, the applicable Borrower shall, upon not less than ten (10) days prior written notice, pay to the applicable Lender an amount equal to the Breakage Fee.

            All prepayments of the Revolving Loans shall be subject to a minimum amount of $1,000,000, and incremental multiples of $1,000,000 thereafter.

                  (b) MANDATORY PREPAYMENTS: Borrower shall make a mandatory prepayment to the Administrative Agent for the account of the Lenders in accordance with their Applicable Percentages, promptly upon receipt thereof, equal to all (100%) of the Net Proceeds received by the Borrower or any of its Subsidiaries or Affiliates from (1) the sale or other disposition of assets in any one fiscal year in excess of five percent (5%) of Borrower's Consolidated Total Assets (other than sales of Inventory in the ordinary course of business, sales of obsolete or worn-out assets and sale proceeds reinvested in assets within one hundred twenty (120) days after receipt thereof); (2) the incurrence of any Indebtedness for borrowed money, except for leases permitted under the terms of this Agreement; (3) insurance, condemnation and similar recoveries in excess of $100,000 other than such recoveries that are applied toward repair or replacement of the damaged property within thirty (30) days after receipt thereof; (4) any net payments or other net recoveries from WTC, PPI or any other Person under the Merger Agreement in the form of an indemnification payment or other reimbursement for breach of representations, warranties or indemnities other than the amount of such payments or recoveries which are reimbursements for costs actually incurred by Borrower or any Subsidiary or any Affiliate; and
(5) the reversion of Pension Plan assets. Borrower shall give to the Administrative Agent written notice of the occurrence of an event requiring a mandatory prepayment hereunder promptly, but not later than within thirty (30) days after the occurrence of such an event.

            The proceeds of any mandatory prepayments paid to or for the account of the Lenders shall be applied by the Lender entitled thereto on the applicable Indebtedness hereunder first to accrued interest, fees and expenses payable thereon and then to principal.

            2.10 USE OF PROCEEDS. Borrower covenants to the Lenders that it will use the proceeds borrowed under this Agreement to finance the payments required by the Merger Agreement on the Completion Date after the closing of this Agreement, including the assumption and refinancing of any Indebtedness of WTC; related fees and expenses in connection with the

Merger Agreement and the Merger; and for Borrower's ongoing working capital and business requirements.

            2.11 SPECIAL PROVISIONS GOVERNING LIBOR LOANS - INCREASED COSTS.

                  (a) In the event that on any Libor Interest Determination Date, any Lender shall have determined (which determination shall be final, conclusive and binding) that:

                        (1) by reason of conditions in the London Interbank Eurodollar Market or of conditions affecting the position of such Lender in such market occurring after the date hereof, adequate fair means do not exist for establishing the Libor Rate, or

                        (2) by reason of (i) any applicable law or governmental rule, regulation, guideline or order (or any written interpretation thereof and including any new law or governmental rule, regulation, guideline or order but excluding any of the foregoing relating to Taxes referred to in Section 2.13 hereof), or (ii) other circumstances affecting the Lenders or the London Interbank Eurodollar Market or the position of the Lenders in such market (such as, but not limited to, official reserve requirements), the Libor Rate does not represent the effective pricing to the Lenders for U.S. dollar deposits of comparable amounts for the relevant period due to such increased costs; then, and in either such event, the Lenders shall on such date (and in any event as soon as possible after being notified of a new Interest Period) give notice by telephone, confirmed in writing, to the Borrower and the Administrative Agent of such determination.

                  (b) Thereafter, the Borrower shall pay to the applicable Lender upon written request therefor, such additional amounts as such Lender, in its sole discretion, shall reasonably determine to be required to compensate such Lender for such increased costs. A certificate as to such additional amounts submitted to the Borrower and the Administrative Agent by a Lender shall, absent manifest error, be final, conclusive and binding upon the Borrower and such Lender.

                  (c) In lieu of paying to a Lender such additional amounts as required by this Section 2.11, the Borrower may exercise the following options:

                        (1) If such determination by a Lender relates only to a Libor Loan then being requested by the Borrower pursuant to the terms hereof, the Borrower may, on such Libor Interest Determination Date by giving notice by telephone to such Lender, withdraw such request; or

                        (2) The Borrower may, by giving notice by telephone to a Lender require such Lender to make the Libor Loan then being requested in the form of an ABR Loan or to convert its outstanding Libor Loan that is so affected into an ABR Loan at the end of the then current Interest Period.

            2.12 REQUIRED TERMINATION AND REPAYMENT OF LIBOR LOANS.

                  (a) In the event a Lender shall have reasonably determined, at any time (which determination shall be final, conclusive and binding but shall be made only after consultation with the Borrower and the Administrative Agent), that the making or continuation of any or all of the Libor Loans hereunder:

                        (1) has become unlawful by compliance by Lender in good faith with any applicable law, governmental rule, regulation, guideline or order, or

                        (2) would cause Lender severe hardship as a result of a contingency occurring after the date hereof which materially and adversely affects the London Interbank Eurodollar Market (such as, but not limited to disruptions resulting from political or economic events); then, and in either such event, such Lender shall on such date (and in any event as soon as possible after making such determination) give telephonic notice to the Borrower and the Administrative Agent, confirmed in writing, of such determination, identifying which of the Libor Loans was so affected.

                  (b) The Borrower then shall, upon the termination of the then current Interest Period applicable to each Libor Loan so affected or, if earlier, when required by law, repay each such affected Libor Loan, together with all interest accrued thereon.

                  (c) In lieu of the repayment to the applicable Lender required by Section 2.12(b) hereof, the Borrower may exercise the following options:

                        (1) If the determination by such Lender relates only to a Libor Loan then being requested by Borrower pursuant to the terms hereof, the Borrower may, on such date by giving notice by telephone to such Lender, withdraw such request; or

                        (2) The Borrower may, by giving notice by telephone to such Lender, require the Lender to make the Libor Loan then being requested in the form of an ABR Loan, or to convert its outstanding Libor Loan or Loans that are so affected into an ABR Loan at the end of the then current Interest Period applicable to each such Libor Loan (or at such earlier time as repayment is otherwise required to be made pursuant to the terms hereof). Such notice shall pertain only to the Libor Loan outstanding or to be outstanding during each such affected Interest Period.

            2.13 TAXES. If any Taxes shall be payable, or ruled to be payable, by or to any Governmental Authority in respect of any of the transactions contemplated by this Agreement (including, but not limited to, execution, delivery, performance, enforcement, or payment of principal or interest of or under the Notes or the making of any Libor Loan), by reason of any now existing or hereafter enacted statute, rule, regulation or other determination (excluding any Taxes imposed on or measured by the net income of any Lender), the Borrower will:

                  (a) pay on written request therefor all such Taxes, including interest and penalty, if any,

                  (b) promptly furnish the Administrative Agent and the Lenders with evidence of any such payment, and

                  (c) indemnify and hold the Administrative Agent and the Lenders and any holder or holders of the Notes harmless and indemnified against any liability or liabilities with respect to or in connection with any such Taxes or the payment thereof or resulting from any delay or omission to pay such Taxes.

Without prejudice to the survival of any other agreement of the Borrower under this Agreement, the agreement and obligations of the Borrower contained in this
Section 2.13 shall survive the termination of this Agreement.

            2.14 COMMITMENT FEE. As consideration for the Lenders' commitments to make available the Revolving Credit, the Borrower agrees to pay to the Administrative Agent for the benefit of the Lenders, on the first day of each calendar quarter during the term of this Agreement and on the date the Revolving Credit is paid in full, a fee ("Commitment Fee") on the average daily unused portion of the Revolving Credit for the preceding calendar quarter, or the period from the commencement of the then current calendar quarter in the event that the fee is being paid on the date the Revolving Credit is paid in full, until the date the Revolving Credit is finally and irrevocably paid in full and all commitments to lend hereunder are terminated. Solely for the benefit of the Lenders, the Swingline Lender's share of the Commitment Fee shall be adjusted to reflect the amount of any Swingline Loans outstanding. The Commitment Fee shall be determined and adjusted on each Pricing Date based on the then applicable level of the Pricing Grid.

            The Commitment Fee shall be computed based on a 360-day year for the actual number of days elapsed.

            2.15 REVOLVING LOAN COMMITMENT TERMINATION AND REDUCTION.

                  (a) Unless previously terminated, the Commitment shall terminate on the Revolving Credit Maturity Date.

                  (b) The Borrower may, at any time by three (3) Business Days prior written notice from the Borrower to the Administrative Agent, state the Borrower's desire to reduce the Maximum Limit to any amount which is not less than the aggregate of the then outstanding principal amount of Revolving Loans, Swingline Loans and the face amount of outstanding undrawn Letters of Credit, if any. Any reductions of the Maximum Limit shall not be reinstated at any future date and any partial reduction shall be in the amount of $1,000,000 and in incremental multiples of $1,000,000 thereafter. Two Business Days after receipt of such reduction notice, the obligation of the Lenders to make Revolving Loans hereunder or purchase participations in Swingline Loans or Letters of Credit hereunder shall be limited to the Maximum

Limit as reduced pursuant to said notice. Any such reduction of the Commitment shall be accompanied by payment of any applicable Breakage Fees.

            2.16 PAYMENTS. All payments of interest, principal, fees and other expenses by the Borrower under this Agreement unless otherwise specified shall be made in lawful currency of the United States of America and in immediately available funds without counterclaim or setoff and free and clear and without reduction for any present or future income, stamp or other Taxes, deductions or withholdings, all of which shall be paid by the Borrower for its own account. All payments shall be made not later than 12:00 Noon (New York, New York time) on the due date at the Administrative Agent's office, unless such amount is sooner paid by such Administrative Agent debiting a deposit account for Borrower. All payments (unless stated herein otherwise) shall be applied first to the payment of all fees, expenses and other amounts due to the Lenders (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after a Default or an Event of Default, payments will be applied to the obligations of Borrower to the Lenders as the applicable Lender determines in its sole discretion.

            2.17 PAYMENTS WITH RESPECT TO DEFAULTING LENDERS. No payments of principal, interest or fees delivered to the Administrative Agent for the account of any Defaulting Lender shall be delivered by the Administrative Agent to such Defaulting Lender. Instead, such payments shall, for so long as such Defaulting Lender shall be a Defaulting Lender, be held by the Administrative Agent, and the Administrative Agent is hereby authorized and directed by all parties hereto to hold such funds in escrow and apply such funds as follows:

                        (i) First, if applicable, to any payments due to the Issuing Bank pursuant to Section 2.4(e) hereof or the Administrative Agent under
Section 2.3 hereof; and

                        (ii) Second, to Loans required to be made by such Defaulting Lender on any borrowing date to the extent such Defaulting Lender fails to make such Loans.

Notwithstanding the foregoing, upon the termination of the Commitments and the payment and performance of all of the Indebtedness and other obligations of the Borrower under this Agreement (other than those owing to a Defaulting Lender), any funds then held in escrow by the Administrative Agent pursuant to the preceding sentence shall be distributed to each Defaulting Lender, pro rata in proportion to amounts that would be due to each Defaulting Lender but for the fact that it is a Defaulting Lender.

            2.18 UPFRONT FEES. The Borrower shall pay to each of the Lenders the upfront fees in the amounts and on the dates previously agreed to in writing by the Borrower and each of the Lenders.

            2.19 ADMINISTRATIVE AGENT FEES. The Borrower shall pay to the Administrative Agent for its own account the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

            2.20 SUBSTITUTION OF LENDER. If (a) the obligation of any Lender to make or maintain Libor Loans has been suspended pursuant to Section 2.12 hereof when not all Lenders' obligations to do so have been suspended, (b) any Lender has demanded compensation under Sections 2.11 or 2.12 hereof or Yield Protection under Section 2.21 hereof or a payment for a change in Capital Adequacy Regulations under Section 2.22 hereof, in each case when all Lenders have not done so, or (c) any Lender is a Defaulting Lender, the Borrower shall have the right, if no Default then exists, to replace such Lender (a "Replaced Lender") with one or more other lenders (each, a "Replacement Lender") reasonably acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 2.20, each Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to which the Replacement Lender shall acquire the Commitments and outstanding Loans and other obligations of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) the amount of principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) the amount of all accrued, but theretofore unpaid, fees and expenses, if applicable, owing to the Replaced Lender hereunder and (C) the amount which would be payable by the Borrower to the Replaced Lender pursuant to
Section 2.9 hereof, if any, if the Borrower prepaid at the time of such replacement all of the Loans of such Replaced Lender outstanding at such time and (ii) all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder. The provisions of this Agreement shall continue to govern the rights and obligations of a Replaced Lender with respect to any Loans made or any other actions taken by such Replaced Lender while it was a Lender. Nothing herein shall release any Defaulting Lender from any obligation it may have to any Borrower, the Administrative Agent, the Issuing Bank, Swingline Lender or any other Lender.

            2.21 YIELD PROTECTION. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change or modification thereof, or any interpretation thereof, or the compliance of any Lender therewith,

                  (a) subjects any Lender to any tax, duty, charge or withholding on or from payments due from Borrower or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder (excluding income taxes and franchise taxes (imposed in lieu of income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein, other than any such connection arising solely from the

Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), or

                  (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, or

                  (c) imposes any other condition the result of which is to increase the cost to any Lender of making, funding or maintaining loans or reduces any amount receivable by any Lender in connection with loans, or requires any Lender to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans or its Commitment.

            2.22 CHANGES IN CAPITAL ADEQUACY REGULATIONS. If a Lender determines the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). As used herein, "Change" means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States of America on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States of America implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

            2.23 LENDER STATEMENTS; SURVIVAL OF INDEMNITY. To the extent reasonably possible, each Lender shall designate an alternate office, branch or Affiliate with respect to its Libor Loans to reduce any liability of Borrower to such Lender under Sections 2.13, 2.21 and 2.22 hereof, so long as such designation is not disadvantageous to such Lender in any material respect. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 2.13, 2.21 or 2.22 hereof. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall state that amounts determined in accordance with such procedures are being charged by such Lender to other borrowers with credit facilities similar to this Agreement and credit characteristics comparable to the Borrower as determined by such Lender and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such sections in connection with a Libor Loans shall be calculated as though each Lender funded such Loans through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the interest rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 2.21 and 2.22 hereof shall survive payment of the Indebtedness under this Agreement and termination of this Agreement. The Borrower shall have no obligation to compensate any Lender with respect to amounts provided in Sections 2.21 and 2.22 hereof with respect to any period prior to the date which is ninety (90) days prior to the date such Lender delivers its written statement hereunder requesting compensation.

                      ARTICLE III. CONDITIONS TO THE CREDIT

            The Lenders' agreement to lend, contained in this Agreement, shall be effective only upon fulfillment of the following conditions at or prior to the date specifically set forth herein.

            3.1 PRE-CLOSING CONDITIONS AND DELIVERIES. The Lenders' agreement to initially lend hereunder shall be effective only upon fulfillment of the following conditions at or prior to the date of the execution of this Agreement.

                  (a) BORROWER ACTION. The Borrower shall have taken all necessary and appropriate corporate and shareholder action and shall have adopted resolutions authorizing the execution and delivery of this Agreement, the Notes, and the taking of all action required of Borrower by this Agreement; and the Borrower shall have furnished to the Administrative Agent copies certified as of the date of the execution of this Agreement of such resolutions and such other company documents as the Administrative Agent shall reasonably request.

                  (b) BORROWER DOCUMENTS. There shall have been furnished to the Administrative Agent a general certificate from the Borrower including: (i) certificates of such entity's good standing duly issued of recent date by each jurisdiction where such entity is qualified to do business; (ii) copies of the certificates of incorporation and current by-laws of such entity, certified by such entity's Secretary as of the date of the execution of this Agreement; (iii) an incumbency certificate specifying the officers of such entity, together with their specimen signatures; and (iv) such other certifications and exhibits as the Administrative Agent may reasonably request.

                  (c) NOTES. The Borrower shall have executed and delivered to the Administrative Agent the Revolving Notes and the Swingline Note, appropriately completed, evidencing the Borrower's obligations to repay the Revolving Loans and any Swingline Loan.

                  (d) MERGER TRANSACTIONS. The Borrower shall have executed and delivered to the Administrative Agent an officer's certificate in form and substance satisfactory to the Administrative Agent certifying that: a true, correct and complete copy of the Merger Agreement has been delivered to the Administrative Agent and the Lenders, along with a copy of all Payment Agent instructions and other agreements regarding the Payment Agent and the Payment Fund as such terms are defined in the Merger Agreement; all conditions to the transactions contemplated by the Merger Agreement, other than funding, have been satisfied or waived and no "Takeover Proposal" or "Superior Proposal", as defined in Sections 3.4(a) and 3.4(b) of the Merger Agreement, has occurred; the Articles of Merger have been filed; and attaching a true, correct and complete executed duplicate original of the Merger Agreement and all schedules, exhibits, counsel opinions, and ancillary agreements thereto or in connection therewith, together with such other evidence thereof as the Administrative Agent may reasonably request. The Borrower shall also cause to be executed and delivered to the Administrative Agent an officer's certificate from WTC in form and substance satisfactory to the Administrative Agent certifying that there has been delivered to the Administrative Agent a true, correct and complete copy of the proxy statement and other proxy materials filed under the Exchange Act by WTC regarding the WTC Stockholder Meeting as defined in the Merger Agreement.

                  (e) SOLVENCY AND FAIRNESS. There shall have been executed and delivered to the Administrative Agent (i) a complete copy of each Fairness Opinion obtained in connection with the Merger Agreement and (ii) an officer's solvency certificate in form and substance satisfactory to the Administrative Agent ("Solvency Certificate"), from a Responsible Officer of the Borrower on and as of the Closing Date attesting that the Borrower is Solvent, individually and together with its subsidiaries, taken as a whole, immediately before and immediately after giving effect to the transactions contemplated by the Merger Agreement and this Agreement.

                  (f) CONSENTS AND PAYMENT FUND. There shall have been furnished to the Administrative Agent satisfactory evidence that all Required Consents have been obtained, that the Payment Agent, as defined in the Merger Agreement, is duly acting and the "Payment Fund", as defined in the Merger Agreement has been established, together with such other evidence thereof as the Administrative Agent may reasonably require.

                  (g) OPINION. Independent counsel for the Borrower shall have furnished to the Administrative Agent, its favorable opinion, in form and content satisfactory to the Administrative Agent and Administrative Agent's counsel as to the matters referred to in Article IV of this Agreement.

                  (h) INSURANCE CERTIFICATES. The Borrower shall have provided to the Administrative Agent, appropriately completed insurance certificates, binders or policies evidencing compliance with Section 5.5 of this Agreement.

                  (i) OTHER MATTERS. All matters incidental to the execution and delivery of this Agreement and the Notes, and the other documents required hereby including, without limitation, the payment of all fees and expenses required to be paid by the Borrower to the Lenders, and all action required by this Agreement, shall be reasonably satisfactory to the Lenders, the Administrative Agent and to Administrative Agent's counsel, and this Agreement shall be in effect.

            3.2 POST-MERGER CONDITIONS AND DELIVERIES. The Lenders' agreement to continue to lend hereunder after the Closing Date and funding of the initial loan or loans hereunder shall be effective only upon fulfillment of the following conditions at or prior to the Completion Date.

                  (a) CORPORATE ACTION. Immediately following the Merger and name change of WTC, each of the Guarantors shall have taken all necessary and appropriate corporate and shareholder action and shall have adopted resolutions authorizing the execution and delivery of the Guaranty of such Guarantor and the taking of all action required thereby; and each Guarantor shall have furnished to the Administrative Agent copies certified as of the Completion Date of such resolutions and such other corporate or company documents as the Administrative Agent shall reasonably request.

                  (b) CORPORATE DOCUMENTS. There shall have been furnished to the Administrative Agent separate general certificates from each of Holding and PPI on and as of the Completion Date including: (i) certificates of such entity's good standing duly issued of recent date by each jurisdiction where such entity is qualified to do business; (ii) copies of the certificates of incorporation and current by-laws of such entity, certified by such entity's Secretary as of the date of the execution of this Agreement; (iii) an incumbency certificate specifying the officers of such entity, together with their specimen signatures; and (iv) such other certifications and exhibits as the Administrative Agent may reasonably request.

                  (c) GUARANTEES. Each of the Guarantors shall have executed and delivered to the Administrative Agent the Guaranty of such Guarantor.

                  (d) MERGER TRANSACTIONS. The Borrower shall cause to be executed and delivered to the Administrative Agent one or more officer's certificates, from the Borrower and/or WTC in form and substance satisfactory to the Administrative Agent certifying that there has been delivered to the Administrative Agent: (i) a true, correct and complete copy of the report of the Inspector of Elections for the Stockholder Meeting indicating approval of the Merger by a majority of all outstanding shares of WTC "Common Stock", as defined in the Merger Agreement; (ii) satisfactory evidence of the number of issued and outstanding shares of WTC Common Stock that are eligible for treatment as "Dissenting Shares" as defined in the Merger Agreement; (iii) satisfactory evidence that the "Payment Fund" (as defined in the Merger Agreement) has been fully funded; (iv) satisfactory evidence that the Merger has been completed and that WTC has changed its name to "PentaPure Holding Company"; and (v) satisfactory evidence that the Indebtedness of WTC assumed under the Merger Agreement has been repaid and any liens in connection therewith terminated.

                  (e) SOLVENCY. A Responsible Officer of each of Holding and PPI shall execute and deliver to the Administrative Agent a Solvency Certificate.

                  (f) OPINION. Independent counsel for the Guarantors, shall have furnished to the Administrative Agent, its favorable opinion, in form and content satisfactory to the Administrative Agent and Administrative Agent's counsel as to the matters referred to in Article IV of this Agreement.

                  (g) OTHER MATTERS. All matters incidental to the execution and delivery of each Guaranty, and the other documents required hereby including, without limitation, the payment of all fees and expenses required to be paid by the Borrower to the Lenders, and all action required by this Agreement, shall be reasonably satisfactory to the Lenders, the Administrative Agent and to Administrative Agent's counsel, and this Agreement shall be in effect.

            3.3 SUBSEQUENT EXTENSIONS OF CREDIT. Subsequent to the satisfaction of the conditions set forth herein, each request to the Administrative Agent for a Revolving Loan after the date hereof shall constitute confirmation by the Borrower of all the factual matters set forth in the form of Compliance Certificate as of the date of such Revolving Loan in the same manner as if a written Compliance Certificate had been delivered, and such factual matters shall be true on the date such Revolving Loan is made. No Revolving Loan shall be made if such certification is not made without qualification.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES

            The Borrower makes the following representations and warranties:

            4.1 GOOD STANDING AND AUTHORITY. The Borrower, each Guarantor and each other Subsidiary is a corporation, duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; has powers and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of such business requires such licensing or such qualification except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and has all necessary power and authority to enter into this Agreement and to execute, deliver and perform this Agreement, the Notes, the other Loan Documents and any other document executed in connection with this Agreement to which it is a party, all of which have been duly authorized by all proper and necessary corporate and shareholder action.

            4.2 VALID AND BINDING OBLIGATION. This Agreement, the Notes, the Loan Documents, and any other document executed in connection herewith to which such Borrower,

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

Guarantor or other Subsidiary is a party, will constitute the legal, valid and binding obligations of the Borrower, the Guarantor or other Subsidiary a party thereto, enforceable in accordance with their respective terms, except as enforceability (i) may be limited by state, provincial or federal bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and (ii) may be subject to equity principles in the event equitable remedies are sought.

            4.3 GOOD TITLE. Each Borrower, each Guarantor and each other Subsidiary has good and marketable title to, or a valid leasehold interest in, all of its assets, none of which is subject to any mortgage, indenture, pledge, Lien, conditional sales contract, security interest, encumbrance, claim, trust or charge, except for Permitted Encumbrances.

            4.4 NO PENDING LITIGATION. Except as set forth on Schedule 4.4 hereof, there are not any actions, suits, proceedings (whether or not purportedly on behalf of such Borrower, Guarantor or any other Subsidiary) or investigations pending or, to the knowledge of such Borrower, Guarantor or any other Subsidiary, threatened against such Borrower, Guarantor or any Subsidiary or any basis therefor, which, if adversely determined, would, in any case or in the aggregate, be reasonably expected to have a Material Adverse Effect, or which question the validity of this Agreement, the Notes, any other Loan Documents, the Merger Agreement, or any other documents required by this Agreement, or any action taken or to be taken pursuant to any of the foregoing.

            4.5 NO CONSENT OR FILING. Except for the Required Consents made and received in connection with the Merger Agreement and the Merger, no consent, license, approval or authorization of, or registration, declaration or filing with, any court, governmental body or authority or other Person or entity is required in connection with the valid execution, delivery or performance of this Agreement, the Notes, any other Loan Documents, the Merger Agreement, or any other documents required by this Agreement to which Borrower or Subsidiary is a party, or in connection with any of the transactions contemplated thereby.

            4.6 NO VIOLATIONS. Neither the Borrower, Guarantor nor any other Subsidiary is in violation of any term of its certificate of incorporation or by-laws, or of any mortgage, borrowing agreement or other material instrument or agreement pertaining to Indebtedness for borrowed money which could reasonably be expected to result in a Material Adverse Effect. To the best of Borrower's knowledge, neither the Borrower, Guarantor nor any other Subsidiary is in violation of any term of any other indenture, instrument or agreement to which it is a party or by which it may be bound which might reasonably be expected to result in a Material Adverse Effect. Neither the Borrower, Guarantor nor any other Subsidiary is in violation of any order, writ, judgment, injunction or decree of any court of competent jurisdiction or, of any statute, rule or regulation of any competent governmental authority which might reasonably be expected to result in, a Material Adverse Effect. The execution and delivery of this Agreement, the Notes, the other Loan Documents and other documents required by this Agreement, and to the best of each Borrower's knowledge, the performance of all of the same is and will be in compliance with the foregoing and will not result in any violation or result in the creation of any mortgage,

Lien, security interest, charge or encumbrance upon any properties or assets except in favor of Administrative Agent and the Lenders. There exists no fact or circumstance not disclosed in this Agreement or in the documents furnished in connection herewith (so far as each Borrower can now reasonably foresee) that could be reasonably expected to have a Material Adverse Effect.

            4.7 FINANCIAL STATEMENTS. Borrower has furnished to the Administrative Agent and the Lenders Borrower's quarterly report on Form 10-Q dated April 30, 2004 as filed with the SEC ("Form 10-Q") showing the financial condition of Borrower as of such date, which document presents fairly the financial position of Borrower and its Subsidiaries as of such date and the results of its operations and changes in its financial position for such period then ended and has been prepared in conformity with GAAP applied on a basis consistent with that of similar periods for preceding years. From the date of the Form 10-Q to the date of the execution of this Agreement, there have not been any materially adverse changes in the financial condition of Borrower or any of the Subsidiaries as disclosed in Form 10-Q. To the best of Borrower's knowledge, none of the property or assets shown in the Form 10-Q delivered to the Lenders has been materially adversely affected as the result of any fire, explosion, accident, flood, drought, storm, earthquake, condemnation, requisition, statutory or regulatory change, act of God, or act of public enemy or other casualty, whether or not insured.

            4.8 TAX RETURNS. Borrower has duly filed all federal and other tax returns required to be filed and has duly paid all Taxes required by such returns through the date hereof after giving effect to any extensions. Neither Borrower, Guarantor nor any other Subsidiary has received any assessments by the Internal Revenue Service or any other taxing authority for additional unpaid Taxes in any material amount.

            4.9 SUBSIDIARIES AND AUTHORIZED SHARES. The total authorized and issued shares of the Borrower and all Subsidiaries are set forth on Schedule 4.9 hereof. All of the issued shares have been validly issued in full compliance with all applicable federal, state, provincial and applicable foreign laws, and are fully paid and nonassessable. No other shares of such entities of any class or type are authorized or outstanding.

            4.10 ERISA MATTERS. No ERISA Event has occurred with respect to any Pension Plan which might reasonably be expected to result in a Material Adverse Effect; no condition has occurred which, if continued, would result in a complete or partial withdrawal from any Pension Plan; neither the Borrower, Guarantor nor any ERISA Affiliate has incurred any liability to the PBGC other than for required insurance premiums which have been paid when due; and no "employee pension benefit plan" as defined in Section 3(2) of ERISA to which the Borrower, Guarantor or any ERISA Affiliate is a party has an "accumulated funding deficiency" (whether or not waived) as defined in Section 302 of ERISA or in Section 412 of the Internal Revenue Code. Each Pension Plan and each other "employee benefit plan" as defined in Section 3(2) of ERISA to which the Borrower, Guarantor or any ERISA Affiliate is a party is in substantial compliance with ERISA, and no such plan, or any administrator, trustee or fiduciary thereof has engaged in a prohibited transaction described in Section 406 of ERISA or in

Section 4975 of the Internal Revenue Code which might reasonably be expected to result in a Material Adverse Effect.

            4.11 LICENSES, PERMITS AND APPROVALS. Borrower and Guarantors have obtained, and shall maintain in effect at all times hereafter, all necessary licenses, permits, approvals, consents and registrations which are appropriate or necessary for Borrower or such Guarantor to conduct its business except where the failure to do so could not be expected to have a Material Adverse Effect.

            4.12 ENVIRONMENTAL MATTERS.

                  (a) To the knowledge of Borrower, no above ground or underground storage tanks containing Hazardous Substances are or have been located on any property owned, leased or operated by Borrower, Guarantors and each other Subsidiary.

                  (b) To the knowledge of Borrower, no property owned, leased or operated by Borrower, Guarantor or any other Subsidiary is or has been used for the unpermitted or unauthorized treatment, storage or Disposal of Hazardous Substances in material violation of any applicable Environmental Law.

                  (c) To the knowledge of Borrower, no material Release of a Hazardous Substance has occurred or is threatened on, at, from or, to our knowledge, near any property owned, leased or operated by Borrower, Guarantor or any other Subsidiary that will now or in the future (based on Environmental Laws currently in effect) require (i) remedial or corrective action, removal, monitoring or closure pursuant to any Environmental Law currently in effect or
(ii) Borrower, Guarantor or any other Subsidiary to incur costs pursuant to the terms or conditions of any lease.

                  (d) Neither Borrower nor, to the knowledge of Borrower, any Guarantor or other Subsidiary is subject to any existing, pending or threatened suit, claim, notice of violation or request for information under any material Environmental Law.

                  (e) To the knowledge of Borrower, Borrower, Guarantor and each other Subsidiary is in compliance in all material respects with, and have obtained all Environmental Permits required by all Environmental Laws.

            4.13 MERGER AGREEMENT REPRESENTATIONS. The Merger Agreement is in effect without any amendment or modification thereto except as has been disclosed to the Administrative Agent and the Lenders; the Merger is occurring simultaneously with, or immediately after, the execution and delivery of this Agreement; all of the Required Consents have been made or obtained; simultaneously with the occurrence of the Merger, WTC is changing its name to "PentaPure Holding Company"; the "Dissenting Shares" under the Merger Agreement are less than 10% of the outstanding "Common Stock" of WTC as such terms are defined in the Merger Agreement; and upon the transfer of funds being made upon the closing under this Agreement, Borrower will be the owner of all of the issued and outstanding stock of

Holding free and clear of all Liens and Holding will be the owner of all of the issued and outstanding stock of PPI free and clear of all Liens.

            4.14 ANTI-TERRORISM LAWS.

                  (a) GENERAL. Neither the Borrower, any Guarantor nor any other Subsidiary or Affiliate of Borrower, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

                  (b) EXECUTIVE ORDER NO. 13224. Neither the Borrower, any Guarantor nor any other Subsidiary or any Affiliate of Borrower or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a "Blocked Person"):

                        (1) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

                        (2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

                        (3) a Person or entity with which any Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

                        (4) a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order No. 13224;

                        (5) a Person or entity that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

                        (6) a Person or entity who is affiliated or associated with a Person or entity listed above.

                        Neither the Borrower, any Guarantor nor any other Subsidiary or Affiliate of Borrower or to the knowledge of Borrower, any of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contributions of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

            4.15 LABOR AND EMPLOYMENT. Except as set forth on Schedule 4.15 hereto, (a) no employee of Borrower, Guarantor or any other Subsidiaries is represented by a labor union, no labor union has been certified or recognized as a representative of any such employee and the Borrower, the Guarantor and all other Subsidiaries do not have any obligation under any collective bargaining agreement or other agreement with any labor union, (b) neither the Borrower, any Guarantor nor any other Subsidiaries has engaged in or have been held to have committed any unfair labor practices, and (c) there are no labor controversies pending, or, to the best of the Borrower's knowledge, threatened against the Borrower, any Guarantor or any other Subsidiary which could have a Material Adverse Effect.

            4.16 INVESTMENT AND HOLDING COMPANY STATUS. Neither the Borrower, any Guarantor nor any other Subsidiary is (a) an "investment company" as defined in, or subject to regulations under, the Investment Company Act of 1940, or (b) a "holding company" as defined in, or subject to regulations under, the Public Utility Holding Company Act of 1935.

            4.17 FEDERAL RESERVE REGULATIONS. Neither the Borrower, any Guarantor nor any other Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchases or carrying margin stock (as defined in Regulation U of the Federal Reserve Board). The use of proceeds of the Loan as contemplated hereby will not violate or be inconsistent with any of the provisions of Regulations T, U, or X of the Federal Reserve Board.

            4.18 SOLVENCY. Immediately after the consummation of the transactions contemplated by the Merger Agreement and immediately following the making of each Loan on the Closing Date and after giving effect to the application of the proceeds of such Loans, each of the Borrower, Holding and PPI are Solvent.

            4.19 BURDENSOME OBLIGATIONS. Neither the Borrower, any Guarantor nor any other Subsidiary is a party to or is bound by any agreement, deed, lease, or other instrument, or subject to any charter, by-law or other corporate restriction which, in the opinion of the management of the Borrower, is so unusual or burdensome as in the foreseeable future might cause a Material Adverse Effect. The Borrower does not presently anticipate that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to cause a Material Adverse Effect.

            4.20 INTELLECTUAL PROPERTY. Each of the Borrower, Guarantors and other Subsidiaries owns, or is licensed to use, all trademarks, tradenames, service marks, copyrights, technology, know-how and process necessary for the conduct of its business as currently conducted (collectively, the "Intellectual Property") except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use by the Borrower, the Guarantor or any other Subsidiaries of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower, any Guarantor or any other Subsidiaries know of any valid basis for any such claim, to the knowledge of the Borrower the use of such Intellectual Property by the Borrower, the Guarantors and the other Subsidiaries does not infringe on the rights of any Person, and, to the knowledge of the Borrower, no such Intellectual Property of the Borrower, the Guarantor and the other Subsidiaries has been infringed, misappropriated or diluted by any other Person except for such claims, infringements, misappropriation and dissolution that, in the aggregate, could not have a Material Adverse Effect.

            4.21 ACCURACY OF INFORMATION, ETC. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other certificate furnished by or on behalf of Borrower or Guarantors to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

                        ARTICLE V. AFFIRMATIVE COVENANTS

            During the term of this Agreement, and so long thereafter as any Indebtedness of Borrower to the Administrative Agent and the Lenders shall remain unpaid, including any Indebtedness for fees and expenses, Borrower will and shall cause each of its Subsidiaries to:

            5.1 PAYMENTS. Duly and punctually pay the principal of, interest on, and all fees, expenses and charges on, all Indebtedness incurred by Borrower pursuant to this Agreement in the manner set forth in this Agreement.

            5.2 FUTURE FINANCIAL STATEMENTS. Furnish to the Administrative Agent and the Lenders:

                  (a) Within ninety (90) days after the end of each fiscal year of the Borrower, (i) audited Consolidated financial statements of the Borrower as of the end of such year, fairly presenting Borrower's financial position, which statements shall consist of a balance sheet and related statements of income, stockholders' equity, and cash flow covering the period of the Borrower's immediately preceding fiscal year, and which shall be prepared by independent certified public accountants satisfactory to Borrower and the Administrative Agent, (ii) consolidating financial statements of Borrower as of the end of such year, fairly presenting its financial position, which statements shall consist of a balance sheet and related statements of income, stockholders' equity, and cash flow covering the period of the Borrower's immediately preceding fiscal year, which shall be prepared by and certified to be correct by the Borrower

(iii) a completed Compliance Certificate from the Borrower, and (iv) a copy of any Management Letter delivered by such accountants to the Borrower in connection with any such audited financial statements at (i) above.

                  (b) Within forty-five (45) days after the end of each of the first three fiscal quarters, (i) Consolidated and consolidating financial statements of Borrower as of the end of such quarter, fairly presenting its financial position, which statements shall consist of a balance sheet and related statements of income and cash flows covering the period from the end of the immediately preceding fiscal year to the end of such quarter, all in such detail as the Administrative Agent may request and signed and certified to be correct by the Borrower, together with a completed Compliance Certificate, and
(ii) an update of the Annual Plan previously delivered to the Lenders for such fiscal year.

                  (c) Within forty-five (45) days after the end of each fiscal year, a financial plan for the next succeeding fiscal year for Borrower including projected income statements and a balance sheet covering such fiscal year ("Annual Plan"), and a one-page management summary description of operations of the Borrower during the then current fiscal year to date or, if longer, from the date of the last such management summary delivered to the Administrative Agent and the Lenders.

                  (d) Promptly after their preparation, copies of any and all proxy statements, financial statements, and reports which Borrower sends to its shareholders, and copies of any and all periodic and special reports and registration statements which Borrower files with the Securities and Exchange Commission.

                  (e) Such additional information as the Administrative Agent may from time to time reasonably request regarding the financial and business affairs of the Borrower or any Subsidiary.

            5.3 NOTICE. Promptly notify the Administrative Agent in writing of
(a) any pending or proposed audits of Borrower's federal income tax returns by the Internal Revenue Service when Borrower has knowledge thereof, and the results of each such audit after its completion; and (b) any default by Borrower, which would subject Borrower to a material liability in the performance of, or any modifications of, any material terms or conditions contained in any material agreement, mortgage, indenture or instrument to which Borrower is a party, has assumed, or which is binding upon Borrower, (c) of any default by Borrower in the payment of any of its Indebtedness which could reasonably be expected to result in a Material Adverse Effect, and (d) the occurrence of any Default or Event of Default under this Agreement.

            5.4 TAXES. Promptly pay and discharge all of its Taxes, assessments and other governmental charges (including any charged or assessed on the issuance of the Notes) prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of Taxes and assessments and make all required withholding and other tax deposits; provided, however, that nothing herein contained shall be interpreted to require the payment of any tax, assessment or charge so long as its validity is being contested in good faith and by appropriate proceedings diligently conducted.

            5.5 INSURANCE. (a) Keep all of Borrower's and any Subsidiary's and any Guarantor's property insured at all times with responsible insurance carriers against fire, theft and other risks in reasonable coverage, form and amount reasonably satisfactory to the Lenders; (b) keep adequately insured at all times in reasonable amounts with responsible insurance carriers against liability on account of damage to persons or property, including, without limitation, coverage against liability based on products liability and under all applicable worker's compensation laws; (c) promptly deliver to the Administrative Agent certificates of insurance or the insurance policies required to be carried by the Borrower and any Subsidiary pursuant hereto, with appropriate endorsements designating the Administrative Agent with respect to those policies for which the Administrative Agent and/or the Lenders have an insurable interest; and (d) cause each such insurance policy to contain a thirty
(30) day mandatory notice of cancellation provision satisfactory to the Administrative Agent.

            5.6 LITIGATION. Promptly notify the Administrative Agent in writing as soon as Borrower or any Guarantor has knowledge thereof, of the institution or filing of any litigation, action, suit, claim, counterclaim, or administrative proceeding against, or investigation of, Borrower, any Guarantor or any other Subsidiary or to which Borrower, any Guarantor or any other Subsidiary is a party by or before any Governmental Authority: (i) the outcome of which might reasonably be expected to have a Material Adverse Effect, or (ii) which questions the validity of this Agreement, the Notes, any Guaranty, or the Merger Agreement, or any action taken or to be taken pursuant to the foregoing; and furnish or cause to be furnished to the Administrative Agent such information regarding the same as the Administrative Agent may request.

            5.7 CORPORATE STANDING. Maintain Borrower's, each Guarantor's and each other Subsidiary's corporate existence in good standing and remain or become duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business requires such qualification or licensing except where failure to become so licensed or qualified is not reasonably likely to have a Material Adverse Effect.

            5.8 INSPECTION; BOOKS AND RECORDS. (a) Keep proper books and records in accordance with GAAP consistently applied, and keep the books and records of Borrower in the location where they are kept on the date of this Agreement unless the Administrative Agent is given thirty (30) days prior written notice of any relocation of such books and records and (b) permit and cause each Subsidiary to, permit the Administrative Agent and the Lenders, directly or by their respective representatives and agents, to inspect any of the property, corporate books and financial records of the Borrower, each Guarantor and each other Subsidiary, and examine and make copies of the books of accounts and other financial records of the Borrower, each Guarantor and each other Subsidiary, and to discuss the affairs, finances and accounts of the Borrower, each Guarantor and each other Subsidiary with, and to be advised as to the same by, their respective officers on reasonable prior notice at such reasonable times and intervals as the Administrative Agent or any Lender, as the case may be, may designate.

            5.9 COMPLIANCE WITH LAW. Comply in all material respects with all applicable Laws, except where failure to so comply could not reasonably be expected to have a Material Adverse Effect.

            5.10 PENSION REPORT. With respect to each Pension Plan, the Borrower will furnish the following to the Administrative Agent:

                  (a) as soon as possible and in any event within thirty days after Borrower knows or has reason to know that any Reportable Event with respect to such Pension Plan has occurred (other than an event for which the thirty day notice period under ERISA is waived), the statement of the Financial Officer of Borrower setting forth the details of such Reportable Event and the action which Borrower proposes to take with respect thereto; and

                  (b) promptly after the filing thereof with the Secretary of Labor, the PBGC or the Internal Revenue Service, copies of reports (including, without limitation, notices of Reportable Events and annual reports in the Form 5500 Series) filed with respect to each Pension Plan if the Administrative Agent has specifically requested copies of such reports.

            5.11 ENVIRONMENTAL COMPLIANCE. (a) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

                        (i) Comply in all material respects with all Environmental Laws; and

                        (ii) Not suffer, cause or permit any material Disposal of Hazardous Substances at any property owned, leased or operated by it or any Subsidiary except in accordance with applicable Environmental Laws.

                  (b) Upon discovery by Borrower, promptly notify the Administrative Agent in the event of the Disposal of any Hazardous Substance in violation of any Environmental Law at any property owned, leased or operated by Borrower, or in the event of any material Release, or material threatened Release, of a Hazardous Substance in violation of any Environmental Law from any such property.

                  (c) Borrower shall, at the Administrative Agent's request, provide, at such Borrower's expense, current Environmental Questionnaires concerning any property owned, leased or operated by Borrower or any Subsidiary.

                  (d) Deliver promptly to the Administrative Agent (i) copies of any documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning a violation or alleged violation by Borrower or any Subsidiary of any Environmental Law; and (ii) copies of any documents submitted by Borrower to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning the operations of Borrower or any Subsidiary.

            5.12 POST-CLOSING MATTERS. Furnish to the Administrative Agent (a) promptly upon the occurrence thereof, evidence that the Merger has been completed; (b) periodic reports as requested by the Administrative Agent as to the number of Dissenting Shares as defined in Section 1.4(d) of the Merger Agreement and the status and results of any proceedings under the "Appraisal Laws" as defined in Section 1.4(d) of the Merger Agreement; and (c) promptly upon the filing thereof, a copy of the current report on Form 8-K filed with the SEC post-Merger regarding the Merger.

            5.13 ADDITIONAL GUARANTEES. Cause each Person that becomes a Subsidiary that (i) is organized under the laws of a jurisdiction located within the United States of America and (ii) comprises ten percent (10%) or more of Borrower's Consolidated Total Assets after the date of this Agreement to execute and deliver to Administrative Agent a Guaranty.

                         ARTICLE VI. NEGATIVE COVENANTS

            During the term of this Agreement and so long thereafter as any of the Indebtedness of Borrower to the Administrative Agent and the Lenders, including any Indebtedness for fees and expenses, shall remain unpaid, Borrower, without the prior written consent of the Administrative Agent will not:

            6.1 BORROWED MONEY. Create, incur, assume or suffer to exist, or permit any Guarantor or any other Subsidiaries to create, incur assume or suffer to exist, any liability for borrowed money except Permitted Indebtedness.

            6.2 ENCUMBRANCES. Create, incur, assume or suffer to exist, or permit any Guarantor or any other Subsidiaries to create, incur assume or suffer to exist, any mortgage, Lien, security interest, pledge or other encumbrance on any of its property or assets, whether now owned or hereafter owned or acquired, except for Permitted Encumbrances.

            6.3 GUARANTIES. Become a guarantor, surety or otherwise liable for the debts or other obligations of any other Person, whether by agreement to purchase the Indebtedness of such Person, or agreement for the furnishing of funds to any other Person, through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the Indebtedness of such Person, or otherwise, except as (i) an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business, and (ii) as set forth on Schedule 6.3 hereto.

            6.4 SALE OF ASSETS. Convey, sell, transfer, or sell and lease back, or otherwise dispose of, or permit any Guarantor or any other Subsidiaries to convey, sell, transfer, or sell and lease back or otherwise dispose of, all or any substantial portion of its property, assets or business to any other Person, except for Permitted Dispositions.

            6.5 EQUITY INTERESTS IN SUBSIDIARIES. Issue any Equity Interests in any Subsidiary except (i) as a distribution to the shareholder of, or holders of, other ownership interests in such Subsidiary; to the minimum extent required by any applicable law to enable any individual to serve as a director of such Subsidiary; and (ii) to the Borrower.

            6.6 INVESTMENTS AND LOANS. Make any investments in, or acquisitions of the Equity Interests of, or advances to, any other Person, including, without limitation, loans or advances to its shareholders, directors, officers, employees or any Affiliate, except for Permitted Investments.

            6.7 CONSOLIDATIONS, MERGER AND FUNDAMENTAL CHANGES. Merge, dissolve or consolidate with or into any other firm or corporation, except a Subsidiary may merge with or into another Subsidiary and a Subsidiary may be merged into the Borrower, or enter into any joint venture or partnership with any other individual, firm or corporation, or change the general character of Borrower's or any Guarantor's or any other Subsidiary's business as it is presently conducted, or purchase or otherwise acquire any assets of any other Person constituting a business unit thereof except for the Merger and except for Permitted Acquisitions.

            6.8 RESTRICTED PAYMENTS. Pay, accrue or obligate itself to pay, directly or indirectly, any Restricted Payments except for Permitted Distributions.

            6.9 AMENDMENTS AND PAYMENT OF CERTAIN DEBT. Make or permit any Guarantor or any other Subsidiary to make, any amendment or modification to the indenture, note or other agreement evidencing or governing any Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Indebtedness other than Indebtedness under this Agreement and Permitted Indebtedness.

            6.10 BUSINESS OPERATIONS. Permit all or any substantial portion of the business operations of Borrower or any Guarantor or any other Subsidiary as conducted on the date of this Agreement to be conducted through any other Person.

            6.11 CHANGE FISCAL YEAR. Change its current fiscal year or the current method of determining the last day of the first three fiscal quarters in each fiscal year.

            6.12 TRANSACTIONS WITH AFFILIATES. Enter into any transaction (including, without limitation, the purchase, sale, lease or exchange of assets and the including of services) or make any payment or transfer to an Affiliate of Borrower except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would apply in a comparable arm's length transaction.

            6.13 RESTRICTIVE AGREEMENTS. Permit, or permit any Guarantor or any other Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement) that prohibits, restricts or imposes any condition upon

(a) the ability of such Person to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of such Person to pay dividends or other distributions with respect to any shares of its capital stock or other equity interest or to make or repay loans or advances to any other Person or to guaranty the Indebtedness of any other Person; provided, however, that (i) the foregoing shall not apply to restrictions and conditions imposed by law; (ii) the foregoing shall not apply to restrictions and conditions existing on the date of this Agreement identified on Schedule 6.13 hereof (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition); (iii) clause (a) of this
Section 6.13 shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restriction or conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) of this Section 6.13 shall not apply to customary provisions in leases and other contracts (excluding license agreements) restricting the assignment thereof.

            6.14 MINIMUM FIXED CHARGE COVERAGE RATIO. Allow the Fixed Charge Coverage Ratio of the Borrower to be less than 1.25 to 1.0 at any time while this Agreement is in effect.

            6.15 MINIMUM CONSOLIDATED NET WORTH. Allow Borrower's Consolidated Net Worth as of the end of any fiscal quarter to be less than (a) $182,500,000, plus (b) fifty percent of positive quarterly Consolidated Net Income added as of the last day of each fiscal quarter of the Borrower ending after the date hereof and provided that if such Consolidated Net Income is negative in any fiscal quarter the amount added for such quarter shall be zero and shall not reduce the amount added for any other fiscal quarter, plus (c) fifty percent of the Net Proceeds from the Borrower's issuance of any Equity Interests.

            6.16 MAXIMUM TOTAL DEBT-TO-EBITDA RATIO. Allow as of the end of each fiscal quarter commencing with the fiscal quarter ending July 31, 2004, for the four fiscal quarter period then ended, the Borrower's Total Debt-to-EBITDA Ratio to be greater than 3.0 to 1.0 at any time while this Agreement is in effect.

            6.17 AMENDMENT OF MATERIAL CONTRACTS. Cancel or terminate any contract which is material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole ("Material Contract") or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract or take any other action in connection with any Material Contract, if any such action is not in the ordinary course of Borrower's business or if any such action would have a Material Adverse Effect.

                         ARTICLE VII. EVENTS OF DEFAULT

            7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an event of default (individually, "Event of Default", or, collectively, "Events of Default"):

                  (a) NONPAYMENT. Nonpayment within three (3) Business Days of when due whether by acceleration or otherwise of principal of, or interest on, the Notes, any fee, cost, expense or premium provided for hereunder or under any other Loan Document or any other Indebtedness owing hereunder.

                  (b) NEGATIVE COVENANTS. Default by Borrower in the observance of any of the covenants or agreements by such Borrower contained in Article VI of this Agreement.

                  (c) OTHER COVENANTS. Default by Borrower in the observance of any of the covenants or agreements by Borrower contained in this Agreement, other than in Article VI or Section 5.1 hereof, which is not remedied within 30 days after notice thereof by the Administrative Agent to the Borrower.

                  (d) VOLUNTARY INSOLVENCY PROCEEDINGS. If Borrower or any Guarantor or any other Subsidiary (i) shall file a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (ii) shall make a general assignment for the benefit of creditors; (iii) shall consent to the appointment of a receiver or trustee for Borrower or any Guarantor or any other Subsidiary or any of Borrower's, Guarantor's or other Subsidiary's assets including, without limitation, the appointment of or taking possession by a "custodian" as defined in the federal Bankruptcy Code; (iv) shall make any, or send notice of any intended, bulk sale; or (v) shall execute a consent to any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise or under the insolvency laws of any other foreign jurisdiction) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, Borrower, Guarantor or any other Subsidiary.

                  (e) INVOLUNTARY INSOLVENCY PROCEEDINGS. The appointment of a receiver, trustee, custodian or officer performing similar functions for Borrower, any Guarantor or any other Subsidiary or any of Borrower's, any Guarantor's or any other Subsidiary's assets including, without limitation, the appointment of or taking possession by a "custodian" as defined in the federal Bankruptcy Code; or the filing against Borrower, any Guarantor or any other Subsidiary of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; or the institution against Borrower or any Guarantor or any other Subsidiary of any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of such Borrower or Guarantor or other Subsidiary, and the failure to have such appointment vacated or such petition or proceeding dismissed within 60 days after such appointment, filing or institution.

                  (f) REPRESENTATIONS. If any certificate, written statement, representation, warranty or financial statement furnished by or on behalf of Borrower or any Guarantor pursuant to or in connection with this Agreement, or any Loan Document (including, without limitation, representations and warranties contained herein) or as an inducement to the Administrative Agent or any Lender to enter into this Agreement or any other lending agreement with Borrower shall prove to have been false in any material respect at the time as of which the facts therein set forth were certified, or to have omitted any substantial contingent or unliquidated liability or claim against Borrower or any Subsidiary or any Guarantor.

                  (g) OTHER INDEBTEDNESS AND AGREEMENTS. Nonpayment by Borrower or any Guarantor or any other Subsidiary of any Indebtedness owing by Borrower or such Guarantor or such other Subsidiary when due, which singly or in the aggregate total $5,000,000 or more, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or failure to perform any material term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any Indebtedness owing by Borrower or such Guarantor or such other Subsidiary, when required to be performed if the effect of such failure is to permit the holder to accelerate the maturity of such Indebtedness.

                  (h) JUDGMENTS. If any judgment or judgments in excess of $5,000,000 for any one such judgment or all judgments in the aggregate (other than any judgment for which it is fully insured) against Borrower or any Guarantor or any other Subsidiary remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days.

                  (i) PENSION DEFAULT. Any Reportable Event which the Administrative Agent determines in good faith constitutes grounds for the termination of any Pension Plan by the PBGC or for the appointment by an appropriate United States district court of a trustee to administer any Pension Plan shall have occurred and continued 30 days after written notice thereof to the Borrower by such Lender; or the PBGC shall institute proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or a trustee shall be appointed by an appropriate United States district court to administer any Pension Plan; or any other ERISA Event shall have occurred or there shall arise vested unfunded liabilities under any Pension Plan that, in the good faith opinion of any Lender, have or will or might have a Material Adverse Effect; or Borrower or any ERISA Affiliate or any Guarantor shall fail to pay to any Pension Plan any contribution which it is obligated to pay under the terms of such plan or any agreement, or which is required to meet statutory minimum funding standards of Section 412 of the Code and Section 303 of ERISA.

                  (j) OTHER AGREEMENTS. A default by Borrower, the Acquisition Sub or WTC in complying with any material term of the Merger Agreement; or the failure of the

Completion Date to occur on or before August 31, 2004; or the failure of any Guarantor or Borrower to deliver to the Administrative Agent the documents required to be delivered under Article IV upon the Completion Date.

                  (k) CHANGE OF CONTROL. If there occurs a Change in Control.

                  (l) CHALLENGE TO AGREEMENTS. If Borrower or any Guarantor shall challenge the validity and binding effect of any provision of any of the Loan Documents or shall state its intention to make such a challenge of any of the Loan Documents or any of the Loan Documents shall for any reason (except to the extent permitted by its express terms) cease to be effective.

                  (m) GUARANTOR DEFAULT. Any Guaranty shall cease, for any reason, to be in full force and effect or any Guarantor or the Borrower shall so assert in writing.

            7.2 EFFECTS OF AN EVENT OF DEFAULT.

                  (a) Upon the happening of one or more Events of Default (except a default under either Section 7.1(d) or 7.1(e) hereof), the Administrative Agent may declare or shall do so if instructed by the Required Lenders, any commitments of the Lenders to lend money to the Borrower (individually, the "Lender's Obligations" and collectively, the "Lenders' Obligations") to be canceled and the principal of such Lender's Note or Notes then outstanding to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Agreement and under any Loan Document. Upon such declaration, the Lenders' Obligations shall be immediately canceled and the Loans evidenced by each Lender's Note or Notes shall become immediately due and payable without presentation, demand or further notice of any kind to the Borrower.

                  (b) Upon the happening of one or more Events of Default under
Section 7.1(d) or 7.1(e) hereof, the Lenders' Obligations shall be canceled immediately, automatically and without notice, and the Notes shall become immediately due and payable without presentation, demand or notice of any kind to Borrower.

                  (c) No termination of this Agreement will relieve or discharge Borrower of its duties, obligations and covenants hereunder until all of the Indebtedness hereunder has been indefeasibly paid in full.

            7.3 REMEDIES. Upon the occurrence and during the continuance of any Event of Default or upon any termination of this Agreement as a result of an Event of Default, then any of the Lenders and the Administrative Agent shall have, all of its rights under this Agreement or otherwise under law. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of Borrower may be offset and applied toward the payment of the Indebtedness of the Borrower.

                             ARTICLE VIII. EXPENSES

            8.1 EXPENSES. The Borrower shall reimburse the Administrative Agent promptly upon the Administrative Agent's request for any examination fees for examinations made while this Agreement is in effect, provided, however, as long as no Default or Event of Default has occurred, Borrower's obligation to reimburse the Administrative Agent for examination fees hereunder shall be limited to reimbursement of no more than two such examinations in any twelve
(12) month period. The Borrower shall reimburse the Administrative Agent for any of the Administrative Agent's reasonable expenses, including counsel fees and expenses, incident to the negotiation, documentation and administration of this Agreement, including any amendments thereto, and the documents in connection herewith and for preservation of any of the Administrative Agent's or any Lender's rights under, or enforcement of any provision of, this Agreement, the Notes, the Loan Documents or any documents executed in connection therewith.

            8.2 INDEMNIFICATION. Borrower shall indemnify and hold harmless the Administrative Agent and each Lender and each of their directors, officers, employees, agents and advisors (each an "Indemnified Party") from and against any and all claims, damages, liabilities and reasonable fees, expenses and disbursements of counsel, demands, losses, costs, fines or liabilities of whatever kind or nature, including, without limitation, arising from personal injury or property damage, in any way related to any environmental condition on, above, within, in the vicinity of, related to or affected by property owned or leased by the Borrower or in connection with or arising out of any investigation, litigation or proceeding arising out of, related to or in connection with the Merger Agreement or this Agreement or the Loans (other than litigation between Borrower and a Lender in which Borrower is the prevailing party), whether or not an Indemnified Party is a party to such investigation, litigation or proceeding except to the extent such claim, damage, loss, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party's own gross negligence or willful misconduct. In addition to, and without limiting the generality of, the foregoing, Borrower agrees to reimburse and indemnify all Indemnified Parties on demand for any reasonable fees and expenses of counsel which may be incurred in any action, claim or proceeding between Borrower, any Subsidiary or any Affiliate and an Indemnified Party in which such Indemnified Party is successful. The obligations of Borrower under this indemnity shall survive any expiration or termination hereof, and shall apply each to any and all such claims, expenses, demands, losses, costs, fines or liabilities of whatever kind or nature, notwithstanding the payment of the Indebtedness hereunder or under the Loan Documents. Each Borrower agrees not to institute or participate in any proceeding seeking to establish a position contrary to the terms of this indemnification.

                             ARTICLE IX. THE AGENTS

            9.1 APPOINTMENT AND AUTHORIZATION. Each Lender hereby irrevocably appoints HSBC Bank as Administrative Agent, Fleet National Bank, a Bank of America Company, as Syndication Agent, and SunTrust Bank as Documentation Agent, and each of the Administrative Agent, Syndication Agent and Documentation Agent accepts such appointment. Each Lender hereby irrevocably authorizes the Agents to take such action as such agent on its behalf and to exercise such powers hereunder as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Agents nor any of their directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by such agent or them hereunder or in connection herewith, except for such agent's or their own gross negligence or willful misconduct as determined in a final judgment by a court of competent jurisdiction. The Agents (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Documents be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Loan Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Documents or any other document referred to or provided for herein or therein or for any failure by Borrower, or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Loan Documents or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except in the event of such agent's own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction. The Agents may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agent or attorneys-in-fact selected by it in good faith. In administering the Letters of Credit, the Issuing Bank shall not be under any liability to any Lender, except for the Issuing Bank's own gross negligence or willful misconduct, as determined in a final non-appealable decision of a court of competent jurisdiction or as set forth in Section 2.4 hereof.

            9.2 WAIVER OF LIABILITY OF ADMINISTRATIVE AGENT AND ISSUING BANK. The Agents and the Issuing Bank shall not have any liability or, as the case may be, any duty or obligation:

                  (a) To Borrower on account for any failure of any Lender to perform, or the delay of any Lender in the performance of, any of its respective obligations under this Agreement or any of the Loan Documents or any of the other documents in connection herewith;

                  (b) To any Lender on account of any failure or delay in performance by Borrower or any other Lender of any of their respective obligations under this Agreement or any of the Loan Documents or any of the other documents in connection herewith;

                  (c) To any Lender to provide either initially or on a continuing basis any information with respect to Borrower or any of its Affiliates or Subsidiaries or its condition, or for analyzing or assessing or omitting to analyze or assess the status, creditworthiness or prospects of Borrower or any of the Affiliates of Borrower or any Subsidiaries;

                  (d) To any Lender to investigate whether or not any Default or Event of Default has occurred (and the Agents may assume that, until Administrative Agent shall have actual knowledge or shall have received notice from any Lender or Borrower, to the contrary, no such Default or Event of Default has occurred);

                  (e) To any Lender to account for any sum or profit or any property of any kind received by any of the Agents or Issuing Bank arising out of any present or future banking or other relationship with Borrower or any of the Affiliates of Borrower or any Subsidiaries, or with any other Person except the relationship established pursuant to this Agreement or the Loan Documents;

                  (f) To any Lender to disclose to any Person any information relating to Borrower or any of the Affiliates of Borrower or any Subsidiaries received by the Agents or the Issuing Bank, if in any such party's reasonable determination (such determination to be conclusive), such disclosure would or might constitute a breach of any law or regulation or be otherwise actionable by suit against such agent or the Issuing Bank by the Borrower or any other Person;

                  (g) To take any action or refrain from taking any action other than as expressly required by this Agreement and the Loan Documents;

                  (h) To commence any legal action or proceeding arising out of or in connection with this Agreement or the Loan Documents until either of the Administrative Agent or Issuing Bank, shall have been indemnified to the Administrative Agent's or Issuing Bank's satisfaction against any and all costs, claims and expenses (including, but not limited to, attorneys' fees and expenses) in respect of such legal action or proceeding; and

                  (i) No Lender designated as Documentation Agent or Syndication Agent shall have any duties or liabilities hereunder whatsoever, except solely in its capacity as a Lender.

            9.3 NOTE HOLDERS. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Administrative Agent.

            9.4 CONSULTATION WITH COUNSEL. The Administrative Agent may consult with legal counsel selected by the Administrative Agent and shall not be liable for any action taken or suffered in good faith by the Administrative Agent in accordance with the opinion of such counsel.

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

            9.5 DOCUMENTS. The Administrative Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other documents furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

            9.6 ADMINISTRATIVE AGENT AND AFFILIATES. With respect to the Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower any Guarantor or any other Subsidiary or any Affiliate thereof including, without limitation, entering into any kind of Hedge Agreement with respect to the Loans.

            9.7 KNOWLEDGE OF DEFAULT. It is expressly understood and agreed that the Administrative Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the Administrative Agent has been notified by a Lender in writing that such Lender believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof.

            9.8 ENFORCEMENT. In the event any remedy may be exercised with respect to this Agreement or the Loan Documents, the Administrative Agent shall have the sole right of enforcement and each Lender agrees that no Lender shall have any right individually to enforce any provision of this Agreement or the Loan Documents, or make demand under this Agreement or the Loan Documents; provided, that Issuing Bank or the Administrative Agent on behalf of the Issuing Bank may make demand upon Borrower as the Issuing Bank.

            9.9 ACTION BY ADMINISTRATIVE AGENT. So long as the Administrative Agent shall be entitled, pursuant to Section 9.7 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement. The Administrative Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

            9.10 NOTICES, DEFAULTS, ETC. In the event that the Administrative Agent shall have acquired actual knowledge of any Default or Event of Default, the Administrative Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement as the Required Lenders shall direct and the Administrative Agent shall inform the other Lenders in writing of the action taken. The Administrative Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes. Subject to any other provision of this Article IX, the Administrative Agent shall promptly forward to each Lender a copy of any certificate or other writing that is required to be provided to the Administrative Agent by the Borrower pursuant to the terms of this Agreement and that is so provided.

            9.11 INDEMNIFICATION OF ADMINISTRATIVE AGENT. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to their respective Applicable Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by the Administrative Agent with respect to this Agreement or any Loan Document, provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorney fees and expenses) or disbursements resulting from the Administrative Agent's gross negligence, willful misconduct as determined in a final judgment by a court of competent jurisdiction or from any action taken or omitted by the Administrative Agent in any capacity other than as the Administrative Agent under this Agreement.

            9.12 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as the Administrative Agent hereunder by giving not fewer than thirty
(30) days prior written notice to the Borrower and the Lenders. If the Administrative Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders (with the consent of the Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor administrative agent shall not be so appointed and approved within the thirty (30) day period following the Administrative Agent's notice to the Lenders of its resignation, then the Administrative Agent shall appoint a successor administrative agent who shall serve as the Administrative Agent until such time as the Required Lenders appoint a successor administrative agent. Upon its appointment, such successor administrative agent shall succeed to the rights, powers and duties as the Administrative Agent, and the term "Administrative Agent" shall mean such successor effective upon its appointment, and the former Administrative Agent's rights, powers and duties as the Administrative Agent shall be terminated without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement.

            9.13 LENDERS' INDEPENDENT INVESTIGATION. Each Lender, by its signature to this Agreement, acknowledges and agrees that the Administrative Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of the Borrower or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Administrative Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Borrower in connection with the extension of credit hereunder, and agrees that the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Administrative Agent to the Lenders hereunder), whether coming into its possession before the granting of the first Loans hereunder or at any time or times thereafter.

            9.14 AMENDMENTS, CONSENTS. No amendment, modification, termination or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Administrative Agent and the Lenders or Required Lenders, as appropriate, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, unanimous consent of the Lenders shall be required with respect to (a) any increase in the Lenders' Commitment hereunder or any part thereof,
(b) the extension or postponement of the Revolving Credit Maturity Date, the payment dates of interest thereunder, or the payment of facility or other fees or amounts payable hereunder, (c) any reduction in the rate of interest on the Revolving Notes, or in any amounts of principal or interest due on any Revolving Note, or the payment of facility or other fees hereunder or any change in the manner of pro rata application of any payments made by the Borrower to the Lenders hereunder, (d) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (e) the release of any guarantor of payment, or (f) any amendment to this Section 9.14; provided, however, only the consent of the Required Lenders shall be required for a waiver involving either (i) the applicability of any post-Event of Default interest rate increase or the applicability of interest on Overdue Amounts as provided in
Section 2.6(c) of this Agreement, or (ii) any reduction in the amount of Net Proceeds required to be applied to prepay the Loans as provided in Section 2.9(b) of this Agreement. Notice of amendments or consents ratified by the Required Lenders hereunder shall immediately be forwarded by the Administrative Agent to all Lenders. Each Lender or other holder of a Revolving Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto. A Defaulting Lender shall not be entitled to give instructions to the Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents. All amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of "Required Lenders", a Defaulting Lender shall be deemed not to be a Lender and not to have any Revolving Credit Exposures and unused Commitments.

            9.15 FUNDING BY ADMINISTRATIVE AGENT. Unless the Administrative Agent shall have been notified in writing by any Lender not later than 4:00 p.m. (New York, New York time) on the day before the day on which Loans are requested by the Borrower to be made that (or, if the request for a Loan is made by the Borrower on the date such Loan is to be made, then not later than 2:00 p.m. (New York, New York time) on such day) such Lender will not make its ratable share of such Loans, the Administrative Agent may assume that such Lender will make its ratable share of the Loans, and in reliance upon such assumption the Administrative Agent may (but in no circumstances shall be required to) make available to the Borrower a corresponding amount. If and to the extent that any Lender fails to make such payment on such date, such Lender shall pay such amount to the Administrative Agent on demand, together with interest thereon, as set forth in
Section 2.5(b) hereof.

            9.16 SHARING OF PAYMENTS. If any Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) with respect to the Loans in excess of its pro rata share of such payments shared by all Lenders, such Lender shall forthwith purchase from the other Lenders participation in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, if all or any portion of such excess payment is hereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount recovered. The Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 9.16 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

            9.17 PAYMENT TO LENDERS. Except as otherwise set forth in Sections 2.3(c), 2.4(e) and 9.15 hereof, promptly after receipt from the Borrower of any principal or interest payment on the Revolving Notes or any fees payable under, or in connection with, this Agreement (other than fees payable to the Administrative Agent for the account of the Administrative Agent), the Administrative Agent shall promptly distribute to each Lender that Lender's ratable share of the funds so received. If the Administrative Agent fails to distribute collected funds received by 2:00 p.m. (New York, New York time) on any Business Day prior to the end of the same Business Day, or to distribute collected funds received after 2:00 p.m. (New York, New York time) on any Business Day by the end of the next Business Day, the funds shall bear interest until distributed at the Federal Funds Effective Rate.

            9.18 BENEFIT OF ARTICLE IX. The provisions of this Article IX are intended solely for the benefit of the Agents and the Lenders. The Borrower shall not be entitled to rely on any such provisions or assert any such provisions in a claim, or as a defense, against the Agents or any Lender. The Borrower acknowledges and consents to the foregoing provisions of this Article IX.

            9.19 TAX WITHHOLDING CLAUSE. Each Foreign Lender shall:

                  (a) at least five Business Days before the date of the initial payment to be made by the Borrower under this Agreement to such Lender, deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form W-8BEN or 8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive under this Agreement without deduction or withholding of any United States federal income taxes and (B) an Internal Revenue Service Form W-8 or W-9, or any successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

                  (b) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification at least five Business Days before the date that any such form or certification expires or becomes obsolete and after the occurrence of any requiring a change in the most recent form previously delivered by it to the Administrative Agent and the Borrower;

                  (c) obtain such extensions of time for filing and complete such forms certifications as may reasonably be requested by the Borrower or the Administrative Agent; and

                  (d) file amendments to such forms as and when required unless an event (including, without limitation, any change in treaty, law or regulation) has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent; provided, however, that the Borrower may rely upon such forms provided to the Borrower for all periods prior to the occurrence of such event. Furthermore, the Borrower shall not be required to pay any additional amounts to a Foreign Lender pursuant to
Section 2.13 hereof if such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of this Section 9.19.

                            ARTICLE X. MISCELLANEOUS

            10.1 AMENDMENTS AND WAIVERS. This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by a written agreement or as otherwise provided in Section 9.14 hereof, subscribed by authorized officers of the Borrower, the Required Lenders, and the Administrative Agent.

            10.2 DELAYS AND OMISSIONS. No course of dealing and no delay or omission by the Lenders or the Administrative Agent in exercising any right or remedy hereunder or with respect to any Indebtedness of Borrower shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Administrative Agent and the Lenders may remedy any default by Borrower hereunder or with respect to any other Person, firm or corporation in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by Borrower and shall be reimbursed for their expenses in so remedying such default. All rights and remedies of the Lenders and the Administrative Agent hereunder are cumulative.

            10.3 ASSIGNMENTS/PARTICIPATIONS.

                  (a) The Borrower shall not assign or otherwise transfer any of its rights pursuant to this Agreement without the prior written consent of the Administrative Agent, and any such assignment or other transfer without such prior written consent shall be void.

                  (b) Any Lender may, in accordance with applicable law, at any time sell to one or more banks or other entities (each, a "Participant") participating interests in any Revolving Loan owing to such Lender, any Revolving Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Revolving Loan or Revolving Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents. In no event shall any Participant have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower or any Guarantor therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the Revolving Credit Maturity Date, in each case to the extent subject to such participation.

                  (c) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks, finance companies, or other financial institutions that are engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be pursuant to an Assignment and Assumption. The consent of the Administrative Agent shall be required prior to an assignment becoming effective and, unless a Default or Event of Default has occurred and is continuing or such assignment is to a Lender or an Affiliate of a Lender, the consent of the Borrower shall also be required prior to an assignment becoming effective. Each such assignment shall be in an amount not less than the lesser of (i) $5,000,000, or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment). Upon (i) delivery to the Administrative Agent of an Assignment and Assumption, together with any consents required above, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Assignment and Assumption. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender shall be released without any further action, with respect to the Commitments and Revolving Loans assigned to such Purchaser. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.3(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.3(b) hereof. Upon the consummation of any assignment to a Purchaser pursuant to this
Section 10.3(c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Revolving Notes, if applicable, are issued to such transferor Lender and new Revolving Notes or, as appropriate, replacement Revolving Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

                  (d) Any Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C.
Section 341. No such pledge or assignment or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.

            10.4 SUCCESSORS AND ASSIGNS. Borrower, Lenders, Administrative Agent, Syndication Agent and Documentation Agent as used herein shall include the legal representatives, successors and assigns of those parties.

            10.5 NOTICES. Any notice or demand to be given hereunder shall be in writing, unless otherwise expressly provided herein and shall be deemed to have been given or made when delivered by hand or facsimile, and one (1) Business Day after being delivered to a courier for express delivery, to the address below, or three (3) Business Days after being deposited in an official depository maintained by the United States Post Office for the collection of mail, postage prepaid and by registered or certified mail, return receipt requested, and addressed as follows:

                  To the Borrower       -   CUNO Incorporated
                                            400 Research Parkway
                                            Meriden, CT  06450
                                            Attn: John Tomich, Esq.
                                            Facsimile No.: 203-
                                            Telephone No.: 203-

                  With a copy to        -   Edwards & Angell LLP
                  (which shall not          90 State House Square
                  constitute notice)        Hartford, CT  06103
                                            Attn:  James I. Lotstein, Partner
                                            Facsimile No.: 888-325-9032
                                            Telephone No.: 860-541-7708

                  To the Administrative     HSBC Bank USA, National Association
                  Agent                 -   801 Auto Park Place
                                            Newburgh, New York  12550
                                            Attn: Marianne McGoldrick, Vice
                                                  President
                                            Facsimile No.: 845-569-8107
                                            Telephone No.: 845-569-8103

                  With a copy to        -   Phillips Lytle LLP
                  (which shall not          3400 HSBC Center
                  constitute notice)        Buffalo, New York  14203
                                            Attn:  Raymond H. Seitz, Esq.
                                            Facsimile No.: 716-852-6100
                                            Telephone No.: 716-847-7065

                      To a Lender or    -   At the address or addresses set
                                            forth on
                      the Lenders           Schedule 2.1 for such Lender or
                                            Lenders

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may, be limited to particular notices or communications.

            10.6 GOVERNING LAW. This Agreement, the transactions described herein and the obligations of the Lenders, the Administrative Agent and the Borrower shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws.

            10.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the Administrative Agent, the Lenders and the Borrower on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same Agreement.

            10.8 TITLES. Titles to the sections of this Agreement are solely for the convenience of the Administrative Agent, the Lenders and the Borrower, and are not an aid in the interpretation of this Agreement or any part thereof.

            10.9 INCONSISTENT PROVISIONS. The terms of this Agreement and any related agreements, instruments or other documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

            10.10 COURSE OF DEALING. Without limitation of the foregoing, the Administrative Agent and the Lenders shall have the right, but not the obligation, at all times to enforce the provisions of this Agreement and all other documents executed in connection herewith in strict accordance with their terms, notwithstanding any course of dealing or performance by the Lenders or the Administrative Agent in refraining from so doing at any time and notwithstanding any custom in the banking trade. Any delay or failure by the Lenders or the Administrative Agent at any time or times in enforcing its rights under such provisions in strict accordance with their terms shall not be construed as having created a course of dealing or performance modifying or waiving the specific provisions of this Agreement.

            10.11 USA PATRIOT ACT. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56), such Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

            10.12 CONSENT TO JURISDICTION. BORROWER, EACH OF THE AGENTS AND EACH LENDER, AGREES THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE SUPREME COURT OF NEW YORK IN NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH BORROWER WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE BORROWER, AT THE ADDRESS SET FORTH AT THE BEGINNING OF THIS AGREEMENT, OR AS PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES.

            10.13 JURY TRIAL WAIVER. BORROWER, EACH OF THE AGENTS AND EACH LENDER, HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THEY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED HERETO. EACH BORROWER REPRESENTS AND WARRANTS THAT NEITHER ANY REPRESENTATIVE OF THE AGENTS OR ANY LENDER NOR THE AGENTS NOR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENTS OR ANY LENDER WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER. BORROWER ACKNOWLEDGES THAT THE AGENTS AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers all as of the 2nd day of August, 2004.

HSBC BANK USA, NATIONAL
ASSOCIATION, AS A LENDER                    CUNO INCORPORATED

BY: /S/ MARIANNE MCGOLDRICK                 BY: /S/ MARK G. KACHUR
  NAME: MARIANNE MCGOLDRICK                NAME: Mark G. Kachur
  TITLE: VICE PRESIDENT                    TITLE: CHAIRMAN AND CEO

HSBC BANK USA, NATIONAL
ASSOCIATION, AS ADMINISTRATIVE AGENT
AND ARRANGER

BY: /S/ MARIANNE MCGOLDRICK
  NAME: MARIANNE MCGOLDRICK
  TITLE: VICE PRESIDENT

              EXECUTION PAGE TO CUNO INCORPORATED CREDIT AGREEMENT